Registration No. 333-68570


                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                     FORM SB-2/A
                              REGISTRATION STATEMENT
                                       UNDER
                            THE SECURITIES ACT OF 1933

                               (Amendment Number 2)

                              ----------------------
                         CYCLE COUNTRY ACCESSORIES CORP
                 (Name of Small Business Issuer in its Charter)

         NEVADA                        3714                   42-1523809
-------------------------------    -------------------     ----------------
(State of Other Jurisdiction       (Primary Standard       (IRS Employer
     of Incorporation or            Industrial              Identification No.)
        Organization)               Classification
                                    Code Number)



                               2188 Highway 86
                             Milford, Iowa 51351
                               (712) 338-2701
           (Address and telephone number of principal executive offices and principal place of business)

                               Ronald Hickman
                               2188 Highway 86
                             Milford, Iowa 51351
                               (712) 338-2701
           (Name, address and telephone number of agent for service)

                                  Copies to:

    Van Stillman, Esq.                         James G. Dodrill II, Esq.
    Van Stillman, P.A.                         James G. Dodrill II, P.A.
    1177 George Bush Blvd., Suite 308          3360 NW 53rd Circle
    Delray Beach, FL 33483                     Boca Raton, FL 33496
    (561) 330-9903                             (561) 862-0529
                             ----------------------

               Approximate date of proposed sale to the public:
    As soon as practicable after the effective date of this registration statement.

                             ----------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

    If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

    If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ).

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( ).




                     CALCULATION OF REGISTRATION FEE

                                       PROPOSED     PROPOSED
                                       MAXIMUM      MAXIMUM
TITLE OF EACH CLASS OF    AMOUNT TO    OFFERING     AGGREGATE     AMOUNT OF
SHARES TO BE                BE         PRICE PER    OFFERING      REGISTRATION
REGISTERED                REGISTERED   SHARE (1)    PRICE         FEE

______________________   ___________   _________    _________     ____________

Common Stock,
$.0001 par value to be   5,625,000     $5.00        $28,125,000   $7,031.25
sold by selling
shareholders
TOTAL                    5,625,000                  $28,125,000   $7,031.25
----------------------
    (1)     Estimated solely for the purpose of calculating the
            registration fee pursuant to Rule 457.

                   -------------------------------------------




    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

                                  PROPECTUS
                SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2001

                      5,625,000 Shares of Common Stock

                      CYCLE COUNTRY ACCESSORIES CORP.
    The Offering:


    This is our initial public offering. We are registering a total of 5,625,000 shares of our common stock all of which are being offered by selling shareholders and are being registered for sale at an estimated price of $5.00 per share.




    There is no established public market for our common stock and we have arbitrarily determined the offering price. Although we hope to be quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop.


            Proposed Trading Symbol:        OTC Bulletin Board - "CCAC"
                       _________________________________

       Investing in our stock involves risks. You should carefully consider the Risk Factors beginning on page 8 of this prospectus.

    We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.
                             ______________________

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                             _______________________

    The information in this prospectus is not complete and may be changed. None of these securities may be sold until a registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               The date of this prospectus is November 15, 2001

                              TABLE OF CONTENTS

                                                            PAGE

Prospectus Summary                                           3
The Offering                                                 4
Summary Financial Information                                6
Risk Factors                                                 7
Use of Proceeds                                              11
Determination of Offering Price                              11
Dividend Policy                                              11
Dilution                                                     12
Management's Discussion and Analysis of Financial Condition
and Results of Operations                                    13
Business                                                     18
Management                                                   26
Principal Shareholders                                       29
Selling Shareholders                                         30
Certain Transactions                                         33
Description of Securities                                    34
Indemnification                                              36
Plan of Distribution                                         37
Legal Matters                                                38
Experts                                                      38
Where You Can Find More Information                          39
Index to Financial Statements                                F-1


    As used in this prospectus, the terms "we," "us," "our," "the Company," and "Cycle Country" mean Cycle Country Accessories Corp., a Nevada corporation and Cycle Country Accessories Corp. an Iowa corporation (our predecessor corporation). The term "selling shareholders" means our shareholders who are offering to sell their shares of Cycle Country common stock that are being registered through this prospectus. The term "common stock" means our common stock, par value $0.0001 per share and the term "Shares" means the 5,625,000 shares of common stock being offered through this prospectus.

                             PROSPECTUS SUMMARY

    Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus. You should consider the information set forth under "Risk Factors" and our financial statements and accompanying notes that appear elsewhere in this prospectus.

Cycle Country Accessories Corp.

    We are one of the world's largest manufacturers of accessories for all terrain vehicles ("ATVs"). We manufacture a complete line of branded products, including snowplow blades, lawnmowers, spreader, sprayers, tillage equipment, winch mounts, utility boxes, wheel covers and an assortment of other ATV accessory products. These products custom fit essentially all ATV models from Honda, Yamaha, Kawasaki, Suzuki, Polaris, Arctic Cat and Bombardier. We design, engineer and assemble all accessory products at our headquarters and subcontract the manufacture of many original equipment components.

    In 2000 there were 800,000 ATVs sold worldwide, representing a 19.2% increase over 1999 according to ATV Magazine. According to ATV Magazine, of these 800,000 units, 75% were Utility ATVs, which we consider to be our target market. We estimate that we produce 50% of the Utility ATV accessories sold nationally. Additionally we estimate that we produce approximately 50% of the ATV accessories in the international markets to which we distribute.

    We were incorporated in Iowa in 1983, reincorporated in Nevada in 2001 and have sold our products to 16 distributors in the United States for the past 20 years. Additionally, we currently have 19 international distributors distributing our products to 35 countries. For the fiscal year ended September 30, 2000, we achieved revenues of approximately $12,800,000.

    Our principal office is located at 2188 Highway 86, Milford, Iowa 51351 (Telephone (712) 338-2701, fax (712) 338-2601). Our internet address is www.cyclecountry.com.

                               The Offering

Securities Offered                               5,625,000 shares of
                                                 common stock all of
                                                 which are being
                                                 offered by the
                                                 selling shareholders;
                                                 See"Description of
                                                 Securities"



Common Stock Outstanding, before offering        3,625,000

Common Stock Outstanding, after offering(1)      5,625,000


Proposed OTC Bulletin Board Symbol               CCAC


Use of Proceeds                                  We will not receive any
                                                 proceeds from the sale of
                                                 common stock by our selling
                                                 shareholders.  We will receive
                                                 proceeds to the extent that
                                                 any of the warrants are
                                                 exercised and intend to use
                                                 the proceeds from the exercise
                                                 of any of the warrants
                                                 for retirement of short and
                                                 long term debt
                                                 at Bank Midwest and for
                                                 general corporate purposes.
                                                 See "Use of Proceeds."


Dividend Policy                                  We do not intend to pay
                                                 dividends on our common
                                                 stock.  We plan to retain
                                                 any earnings for use in
                                                 the operation of our
                                                 business and to fund
                                                 future growth.



(1)  Assumes the exercise of all 2,000,000 warrants.

Risk Factors

    The securities offered by this prospectus are highly speculative and very risky. We have described the material risks that we face below.
Before you buy, consider the risk factors described and the rest of this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. Please refer to "Risks Associated with Forward-looking Statements" on page 10.

                         Summary Financial Information

The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our Financial Statements and the notes therewith.

                                 Year ended    Year ended     Nine months      Nine months
                                 September     September      ended June 30,   ended June 30,
                                 30, 2000      30, 1999           2001             2001
                                 ----------    ----------      (unaudited)      (unaudited)
                                                               -----------      -----------


Statement of Operations Data:
Total Revenue                   $12,779,471    $11,469,502     $10,004,436      $10,054,906
Gross Profit                    $ 3,641,309    $ 3,611,113     $ 3,073,108      $ 3,036,219
Net Income                      $ 1,020,776    $   995,915     $ 1,009,423      $ 1,078,795
                                -----------    -----------     -----------      --_--------




                                                  As of               As of
                                                September         June 30, 2001
                                                 30,2000           (unaudited)


Balance Sheet Data
Cash and cash equivalents                      $   368,797         $   516,332
Total current assets                           $ 3,980,922         $ 3,618,832
Total assets                                   $ 5,235,443         $ 4,878,377
Total current liabilities                      $   991,502         $   630,613
Total stockholders' equity                     $ 4,243,941         $ 4,247,764
Total liabilities and stockholders' equity     $ 5,235,443         $ 4,878,377

                                RISK FACTORS

    The securities offered are highly speculative. You should purchase them only if you can afford to lose your entire investment in us. You should carefully consider the following risk factors, as well as all other information in this prospectus.


    Certain important factors may affect our actual results and could cause those results to differ significantly from any forward-looking statements made in this prospectus or otherwise made by us or on our behalf. For this purpose, any statements contained in this prospectus that are not statements of historical fact should be considered to be forward-looking statements. Words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negatives of those words, identify forward-looking statements. These statements appear in a number of places in this prospectus and include statements as to our intent, belief or expectations. These forward-looking statements are subject to the risks detailed below or elsewhere in this prospectus, or detailed from time to time in our filings with the Securities and Exchange Commission. See "Risks Associated With Forward-Looking Statements" on page 10.


    Investors should assume that, even if not specifically stated within this document, if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our revenues and earnings could be negatively affected if we cannot anticipate market trends, enhance existing products and achieve market acceptance of new products.

    Our ability to continue and expand the sales levels that we typically achieved in prior years is largely dependent on our ability to successfully anticipate and respond to changing consumer demands and trends in a timely manner. This includes introducing new or updated products at prices acceptable to customers. Our ability to maintain market acceptance and achieve further acceptance for our products will depend upon our ability to:

    -        maintain a strong and favorable brand image;

    -        maintain a reputation for high quality; and

    - continue to develop our network of distributors to sell our products both domestically and internationally.

    We can give you no assurance that the market for our products will continue to develop or that large demand for these products will be sustainable. In addition, we may incur significant costs in our attempt to maintain or increase market acceptance for our products.

Our sales are highly dependent on the effectiveness of our distributor networks.

    Our level of sales depends to a great extent upon the effectiveness
of our distributor networks.   We can offer no assurance that these
distributors will continue to have the success they have historically.

Our sales may be impacted by weather conditions.

    As a manufacturer of accessories for outdoor motorized equipment, our sales may be impacted by weather conditions. For example, lack of snowfall in any year in any particular region of the United States or Canada may adversely affect demand for our snow plow. There is no assurance that certain weather conditions would not have a material adverse effect on our sales.

Our officers and directors are not required to continue as shareholders.

     We are registering all shares of our common stock that are currently outstanding. Additionally, there is no requirement that any of our officers and/or directors retain any of their shares of our common stock. Accordingly, there is no assurance that all or any of our officers and/or directors will continue to maintain an equity interest in the company.

A large percentage of our sales are made to our three largest customers.

     Our three largest customers accounted for approximately 45% of our net sales in the year ending September 30, 2000. These three customers have represented a significant amount of our business every year for at least the past 16 years. The loss of any or all of these customers would have a material adverse impact on the results of our operations.

We face product liability claims.

    Product liability claims are made against us from time to time.
We currently carry $2 million in product liability insurance. Over the past seven years, we paid an aggregate of less than $30,000 in product liability claims, and the largest single judgment against us has been for $21,000. No assurance can be given that our historical claims record will not change or that material product liability claims against us will not be made in the future. Adverse determination of material product liability claims made against us could have a material adverse effect on our financial condition.

Our products could contain defects creating product recalls and warranty claims that could materially adversely affect our future sales and profitability.

    Our products could contain unforeseen defects. These defects result in product recalls and warranty claims. A product recall could delay or halt production of the affected product until we are able to address the reasons for any defects. Recalls may also have a materially negative effect on our brand image and public perception of the affected product. This could materially adversely affect our future sales. Recalls or other defects would be costly and could require substantial expenditures.

    We offer a standard one-year warranty on all products except snow plows, on which we offer a limited life time warranty. Although we employ quality control procedures, a product is sometimes distributed which needs repair or replacement. Historically, product recalls have been administered through our distributors and have not had a material effect on our business. However, no assurance can be given that our historical claims record will not change adversely as a result of our growth or otherwise.

    Unanticipated defects could also result in product liability litigation against us. Given the nature of our products, we have in the past and expect in the future to be subject to potential product liability claims that, in the absence of sufficient insurance coverage, could have a material adverse effect on us. Although we currently maintain liability insurance coverage, this coverage may not be adequate to cover all product liability claims.
Any large product liability claim could materially adversely affect our ability to market our products.

We face substantial competition.

    We face competition from various companies in each product line we offer. A number of our competitors are well financed and could develop innovative products that would reduce our market share. Additionally, as we expand our product offerings into new markets and into offering new products we will face additional competition. Competition in foreign markets may also be affected by duties, tariffs, taxes and the effect of various trade agreements, import restrictions and fluctuations in exchange rates.

A recession could detrimentally affect our sales.

    Our sales are partially dependent on discretionary consumer spending, which may be affected by general economic conditions. A recessionary environment could result in a decrease in consumer spending in general, which could result in decreased spending in our markets directly or in the overall market for ATV's, either of which could have a material adverse effect on our business, operating results and financial condition. Additionally, factors that influence the general economic climate, such as consumer confidence levels, interest rates, employment trends and fuel availability and prices could also result in decreased spending in our markets. Because in the short term most of our operating expenses are relatively fixed, we may be unable to adjust spending sufficiently in a timely manner to compensate in the event of any unexpected sales shortfall. If we fail to make these adjustments quickly, our operating results and financial condition could be materially adversely affected.

Your ownership will be diluted.


    The offering price per share is substantially in excess of the net tangible book value of our common stock. You will experience immediate and substantial dilution in the net tangible book value of your investment. In addition, we anticipate initiating a stock option plan. Issuance of securities pursuant to plan or otherwise may also dilute your ownership interest. See "Dilution."

Our quarterly financial results may fluctuate significantly.

    Our quarterly operating results will likely fluctuate significantly in the future as a result of a variety of factors, some of which are outside our control. These factors include:

*       General economic and market conditions;
*       Pricing changes in the industry;
*       The amount and timing of orders from retailers;
*       The timing of shipments and new product introductions;
*       Manufacturing delays;
*       Seasonal variations in the sale of our products;
*       Product mix; and
*       Pricing changes in our products.

    Due to these factors, our quarterly operating results may fall below any market expectations that may arise. If this happens, the trading price of our common stock would likely decline, perhaps significantly.

There has never been a market for our common stock.

    Prior to this offering, there has been no public trading market for our common stock and there can be no assurances that a public trading market for the common stock will develop or, if developed, will be sustained. Although we hope to be accepted for quotations on the Over the Counter Bulletin Board, there can be no assurance that a regular trading market will develop for the common stock offered through this prospectus, or, if developed, that it will be maintained.

There is no assurance of future dividends being paid.

    At this time we do not anticipate paying dividends in the future, but instead plan to retain any earnings for use in the operation of our business and to fund future growth. We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends and distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions.

Risks associated with forward looking statements.

    This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to:
    (1) our ability to obtain a meaningful degree of consumer acceptance for our products now and in the future,

    (2) our ability to market our products on a global basis at competitive prices now and in the future,

    (3) our ability to maintain brand-name recognition for our products now and in the future,

    (4)  our ability to maintain an effective distributors network,

    (5) our success in forecasting demand for our services now and in the future,

    (6) our ability to maintain pricing and thereby maintain adequate profit margins,

    (7)  our ability to achieve adequate intellectual property protection and

    (8) our ability to obtain and retain sufficient capital for future operations.

                                 USE OF PROCEEDS


    We will receive proceeds to the extent that any holder of a warrant decides to exercise such warrant and intend to use the proceeds from the exercise of any of the 2,000,000 warrants for retirement of any outstanding amounts of our $500,000 available line of credit (none outstanding at October 24, 2001; interest at prime plus 1.25% (6.75% at October 24,2001) and the $4.5 million term note ($4,440,512 outstanding at October 24, 2001; interest at prime plus
 .75% (6.25% at October 24, 2001) at Bank Midwest and for general corporate purposes; however, there can be no assurance that all or any portion of these shares will be sold. The proceeds of the $4.5 million term note were used to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (Iowa) as further described in the Overview of Management's Discussion and Analysis on page 14. If all of the 2,000,000 shares of common stock offered by us are purchased at $4.00, we will receive gross proceeds of $8,000,000.




    If less than all of the 2,000,000 warrants are exercised, we will use any proceeds raised first for the retirement of debt at Bank Midwest then any remaining funds will be used for general corporate purposes.


    We expect to incur expenses of approximately $142,500 in connection with the registration of the shares.


                      DETERMINATION OF OFFERING PRICE

    Prior to this offering, there has been no market for our common stock. The offering price of the shares was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining the price were our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.


                              DIVIDEND POLICY

    It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant.

                                  DILUTION


    As of June 30, 2001, the pro forma net tangible book value of our common stock was $948,127 or $0.26 per share of common stock outstanding.
The pro forma net tangible book value of our common stock is calculated as the tangible assets less total liabilities of Cycle Country Accessories Corp. (a Nevada corporation). See "Management's Discussion and Analysis" on page 13 and "Unaudited Pro Forma Financial Information" on page F-35 for a detailed explanation of the nature and terms of the transactions which have occurred and have been reflected in the calculation of the pro forma net tangible book value. Dilution per share represents the difference between the amount paid per share by purchasers in this Offering and the pro forma net tangible book value per share after the Offering. All shares of common stock in this offering are being issued by Cycle Country Accessories Corp. (a Nevada corporation). Subsequent to the transactions described in "Management's Discussion and Analysis" and "Unaudited Pro Forma Financial Information",
Cycle Country Accessories Corp. (a Nevada corporation) will be the successor company to the business activities of Cycle Country Accessories Corp. (an
Iowa corporation). After giving effect to the sale by us of 2,000,000 shares of common stock pursuant to the exercise of outstanding warrants and the application of the net proceeds thereof, the pro-forma net tangible book value of our common stock at June 30, 2001 would have been $948,127 or $1.59 per share. This represents an increase in our net tangible book value per share of $1.33 to our existing shareholders and an immediate dilution of $2.41 or 60% per share to the purchasers of our common stock. The following table illustrates this dilution on a per share basis:


    Exercise Price per share                                           $  4.00
    Net Tangible Book Value per share before sale             $  0.26
    Increase Per Share attributable to sale of these shares   $  1.33
                                                              -------
    Pro Forma Net Tangible Book Value after offering                   $  1.59
                                                                       -------
    Dilution per share to New Investors                                $  2.41
                                                                       =======

    The following table summarizes as of August 21, 2001, the number of shares purchased as a percentage of our total outstanding shares, the aggregate amount paid for these shares, the aggregate amount paid figured as a percentage of the total amount paid, and the average amount paid per share for these shares (see "Certain Transactions with Management and Others" for a description of these transactions). For purposes of this table, the sale to the public of these shares is assumed to have taken place on August 21, 2001.


                          Shares Purchased       Total Consideration Paid      Average Price
                         Number     Percent      Amount           Percent       per Share
                         ------     -------      ------           -------      -------------

Existing Shareholders   3,625,000    64.45%      $    -  363        0.005%       $ 0.0001
Existing Shareholders   2,000,000    35.55%      $ 8,000,000       99.995%       $ 4.00
                        ---------    ------      -----------       ------        --------
Total                   5,625,000   100.00%      $ 8,000,363       100.00%       $ 1.42



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                      RESULTS OF OPERATION


    The following is a discussion of our results of operations and our liquidity and capital resources. To the extent that our analysis contains statements that are not of a historical nature, these statements are forward-looking statements, which involve risks and uncertainties. See "Risks Associated With Forward Looking statements". The following should be read in conjunction with our Financial Statements and the related Notes included elsewhere in this prospectus.


Overview
--------

    Cycle Country Accessories Corp. (a Nevada corporation) was incorporated in the state of Nevada on August 15, 2001 as a C corporation. The initial capitalization consisted of 3,625,000 shares of common stack. On August 21, 2001, we entered into an agreement to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) for $4,500,000 in cash and 1,375,000 shares of our common stock. Cycle Country Accessories Corp. (an Iowa corporation) was originally incorporated on August 8, 1983 and is headquartered in Milford, Iowa. Since both Companies are under common control by virtue of majority ownership and common management by the same three individuals, this transaction was accounted for in a manner similar to a pooling of interests. We used the proceeds from a $4,500,000 term note (the "Note") entered into with a commercial lender to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation). The Note is collateralized by all of the Companies assets, is payable in monthly installments from September 2001 to July 2006, which includes principal and interest at prime + 0.75% (6.25% at October 24, 2001), with a final payment upon maturity on July 25, 2006. The monthly payment is $90,115 and is applied to interest first based on the interest rate in effect, with the balance applied to principal. The interest rate is adjusted daily. Additionally, any proceeds from the sale of stock received from the exercise of any of the 2,000,000 outstanding warrants shall be applied to any outstanding balance on the Note. At October 24, 2001, $4,440,512 was outstanding on the Note.

    On August 21, 2001, Cycle Country Accessories Corp. (an
Iowa corporation) acquired its operating facility, which consisted of land and buildings with a fair value of $1,500,000, from certain stockholders. The consideration given was comprised of $300,000 in cash and 390,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation). On August 14, 2001, Cycle Country Accessories Corp. (an Iowa corporation) merged with Okoboji Industries Corporation. Since both Companies were owned and managed by the same three individuals, this transaction was also accounted for in a manner similar to a pooling of interests.

    As a result of the transactions described above, we are the Successor Company to the business activities of the aforementioned companies.

    We are the one of the world's largest manufacturers of accessories for all terrain vehicles ("ATVs"). We manufacture a complete line of branded products, including snowplow blades, lawnmowers, spreaders, sprayers, tillage equipment, winch mounts, utility boxes, wheel covers and an assortment of other ATV accessory products. These products custom fit essentially all ATV models from Honda, Yamaha, Kawasaki, Suzuki, Polaris, Arctic Cat and Bombardier. We design, engineer and assemble all accessory products at our headquarters and subcontract the manufacturer of many original equipment components.

    We are recognized as a leader in the manufacturing of high quality ATV accessory products. This reputation has enabled us to develop key, long term relationships with ATV manufacturers and distributors. We have sold our products to 16 distributors in the United States for the past 20 years. The distributors call on and sell Cycle Country products to virtually every ATV dealer in North America. Similar strategic arrangements have also been developed internationally. We currently have 19 international distributors distributing our products to 35 countries.

    Additionally, we are the largest manufacturer of golf car hubcaps in the world. We estimate that we maintain 95% of the Original Equipment Manufacturer hubcap business. We have always sold directly to golf car manufactures and we believe that we have an excellent distribution network that reaches the after market throughout the United States, Europe and Asia.

Results of Operations - Year ended September 30, 2000 vs Year ended September 30, 1999
-------------------------------------------------------------

    OVERALL  Revenues for the year ended September 30, 2000
increased $1,309,969, or 11.4%, to $12,779,471 from $11,469,502 for the year ended September 30, 1999. Cost of goods sold increased $1,279,773, or 16.3%, to $9,138,162 for the year ended September 30,
2000 from $7,858,389 for the corresponding period in fiscal 1999.
Gross profit as a percentage of revenue was 28.5% in fiscal 2000 compared to 31.5% in fiscal 1999. Selling, general and administrative expenses decreased $66,849, or 2.5%, to $2,646,331 for the year ended September 30, 2000, from $2,713,180 for the corresponding period
in fiscal 1999.   The decrease in operating expenses is primarily
the result of decreases of approximately $82,000 in sales & marketing rebates, approximately $21,000 in freight costs, approximately $12,000 in advertising, and approximately $10,000 in salaries & related benefits coupled with increases of approximately $25,000 in office expense & shipping supplies, approximately $20,000 in fuel costs and approximately $10,000 in vehicle repairs. Non-operating income decreased $72,184, or 73.7%, to $25,798 for the year ended September 30, 2000, from $97,982 for the corresponding period in fiscal 1999. The decrease is primarily due to decreases of approximately $25,000 in royalty income, approximately $27,000 in truck lease income and approximately $28,000 for the write-off of an investment of the Company during fiscal 2000 coupled with an increase of approximately $7,000 from gains on sale of equipment during fiscal 2000.

    BUSINESS SEGMENTS As more fully described in Note 15 to the Combined Financial Statements, the Company operates in two reportable business segments: ATV Accessories and Plastic Wheel Covers. The gross margins are vastly different in our two reportable business segments due to the fact that we assemble our ATV Accessories (i.e. we outsource the ironworks to our main supplier) and are vertically integrated in our Plastic Wheel Cover segment.

    ATV ACCESSORIES Revenues for the year ended September 30, 2000 increased $1,286,799, or 13.2%, to $11,022,322 from
$9,735,523 for the year ended September 30, 1999. The increase was largely attributable to an increase in unit volume of our Snowplow Blades which accounted for approximately $880,000 of the increase in revenue of the ATV Accessories segment.
Approximately $340,000 of the increase in revenue was caused by the introduction of a new product, an Electric Blade Lift, during fiscal 2000. The remaining increase is attributable to a general increase in product sales during the fiscal year.

    Cost of goods sold increased $858,437, or 12.4%, to $7,764,895 for the year ended September 30, 2000 from $6,906,458 for the corresponding period in fiscal 1999. The increase is attributable to the increase in revenues during the same period. Gross profit as a percentage of revenue was 29.6% in fiscal 2000 compared to 29.1% in fiscal 1999. The increase in gross profit for fiscal 2000 was primarily due to raw material cost savings due to additional purchases during fiscal 2000.

    PLASTIC WHEEL COVERS  Revenues for the year ended September
30, 2000 increased $142,703, or 7.7%, to $1,978,307 from
$1,835,604 for the year ended September 30, 1999. The increase in revenue for the period was attributable to an increase in unit volume of plastic wheel covers sold.

    Cost of goods sold increased $239,288, or 36.1%, to $902,157 for the year ended September 30, 2000 from $662,869 for the corresponding period in fiscal 1999. The increase was attributable to the increase in revenue, a better allocation of manufacturing overhead between the ATV Accessories & Plastic Wheel Cover segments and additional work that needed to be performed on some plastic wheel covers during fiscal 2000. The additional work required during fiscal 2000 is not indicative of future costs and should not be a reoccurring cost in fiscal 2001. Gross profit as a percent of revenue was 54.4% in fiscal 2000 compared with 63.9% in fiscal 1999. The decrease in gross profit for fiscal 2000 was primarily due the increases in cost of goods sold as discussed above.

    GEOGRAPHIC REVENUE During fiscal 2000, revenue in the United States increased by $1,393,975, or 13.2%, to $11,989,031 for the year ended September 30, 2000 from $10,595,056 for the corresponding period in fiscal 1999. The increase in revenue is due to the large amount of snow received in the United States during fiscal 2000 which caused an increase in sales of Snow Plow Blades and other related equipment. Revenue from other countries decreased by $84,006 during fiscal 2000. The decrease in revenues is primarily due to fewer sales in the Central & South America region.


Results of Operations - Nine months ended June 30, 2001 vs Nine months ended June 30, 2000
-------------------------------------------------------------------

    OVERALL  Revenues for the nine months ended June 30, 2001
remained relatively constant, decreasing less than 1%, or $50,470 to $10,004,436 from $10,054,906 for the nine months ended June
30, 2000. Cost of goods sold also held relatively constant, decreasing 1.2%, or $87,359 to $6,931,328 for the nine months ended June 30, 2001 from $7,018,687 for the corresponding period in fiscal 1999. Additionally, gross profit as a percentage of revenue was 30.7% for the nine months ended June 30, 2001 compared to 30.2% for the corresponding period in fiscal 1999. Selling, general and administrative expenses increased $168,864, or 8.6%, to $2,132,002 for the nine months ended June 30, 2001 from $1,963,138 for the corresponding period in fiscal 1999. The increase in operating expenses is primarily a result of additional spending of approximately $45,000 in professional fees, approximately $39,000 in advertising, approximately $37,000 in sales & marketing rebates, approximately $24,000 in insurance, approximately $20,000 each in travel costs and vehicle repairs, and approximately $15,000 in fuel costs coupled with a decrease of approximately $30,000 in freight costs. Non-operating income increased $62,603, or 1095.6%, to $68,317 for the nine months ended June 30, 2001, from $5,714 for the corresponding period in 1999. The increase is primarily due to increases of approximately $12,000 of interest income, approximately $32,000 of consulting income earned coupled with a decrease of approximately $9,000 in royalty income during the nine months ended June 30, 2001 and the write-off of an investment of the Company of approximately $28,000 during fiscal
2000.

    ATV ACCESSORIES  Revenues for the nine months ended June
30, 2001 remained relatively constant, increasing $30,860, or 0.4%, to $8,654,437 from $8,623,577 for the nine months ended
June 30, 2000.

     Cost of goods sold decreased $146,240, or 2.4%, to $5,911,398 for the nine months ended June 30, 2001 from $6,057,638 for the corresponding period in fiscal 2000. The decrease is due to a decrease in material costs during the nine months ended June 30, 2001 as compared to the corresponding period in fiscal 2000. Gross profit as a percent of revenues was 31.7% for the nine months ended June 30, 2001 compared to 29.8% for the corresponding period in 2000. The increase in gross profit for the nine months ended June 30, 2001 was attributable to the factor discussed above.

    PLASTIC WHEEL COVERS  Revenues for the nine months ended
June 30, 2001 decreased by $87,825, or 5.6%, to $1,493,401 from
$1,581,226 for the nine months ended June 30, 2000. The decrease in revenue was attributable to changes in current market conditions. Our new product will address the needs of the new market.

    Cost of goods sold increased $14,354, or 3.3%, to $448,451 for the nine months ended June 30, 2001 from $434,097 for the corresponding period in fiscal 2000. Gross profit as a percent of revenue was 70.0% for the nine months ended June 30, 2001 compared to 72.5% for the corresponding period in fiscal 2000. The decrease in gross profit for the nine months ended June 30, 2001 was attributable to lower unit volume which absorbs more manufacturing overhead on a per unit basis.

    GEOGRAPHIC REVENUE Revenue in the United States remained relatively constant, decreasing $41,145, or 0.4%, to $9,357,761 from $9,398,906 for the nine months ended June 30, 2000. Revenue from other countries also remained relatively constant, decreasing $9,325, or 1.4%, to $646,675 from $656,000 for the nine months ended June 30, 2000.

 Liquidity and Capital Resources

    Our primary source of liquidity has been cash generated by our operations.

    Cash and cash equivalents were $368,797 at September 30,
2000 compared to $516,332 as of June 30, 2001.  Net working
capital was $2,989,420 at September 30, 2000 compared to
$2,988,219 at June 30, 2001.   Inventories decreased from
$2,791,317 at September 30, 2000 to $2,291,387 at June 30, 2001.

    At September 30, 2000, we had a short-term note payable of $100,000 that has been subsequently repaid. As of June 30, 2001, we had no outstanding long-term or short-term debt.


    On August 23, 2001, we received $4,500,000 from a term note at Bank
Midwest which was used to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (Iowa) as further described in the Overview of Management's Discussion and Analysis on page 14. Thje $4.5 million term note is collateralized by all of the company's assets, is payable in monthly installments from September 2001 until July 2006, which includes principal and interest at prime + 0.75% (6.25% at October 24, 2001), with a final payment upon maturity on July 25, 2006. The monthly payment of $90,115 is applied to interest first based on the interest rate in effect, with the balance applied to principal. The interest rate is adjusted daily. Any proceeds from the issuance of common stock received from the exercise of the 2,000,000 warrants shall be applied to any outstanding balance on the $4.5 million term note. At October 24, 2001, $4,440,512 was outstanding on the $4.5 million term note.


    The Company also maintains a line of credit agreement with a commercial lender providing for borrowings for the lesser of $500,000 or 80% of eligible accounts receivable and 35% of eligible inventory. The line of credit agreement is dated August 21, 2001 and matures on August 25, 2002. The line of credit bears interest at the prime rate + 1.25%, is collateralized by all of the Companies assets. At
September 30, 2000 and June 30, 2001, and October 24, 2001, there were no amounts outstanding under this line of credit agreement.

     Consistent with normal practice, management believes that the Company's operations are not expected to require significant capital expenditures during fiscal year 2001. Management believes that existing cash balances, cash flow to be generated from operating activities and available borrowing capacity under its line of credit agreement will be sufficient to fund operations, and capital expenditure requirements for at least the next twelve months. At this time management is not aware of any factors that would have a materially adverse impact on cash flow during this period.



Forward Looking Statements

     Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in its forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, changes in market demand, changing interest rates, adverse weather conditions that reduce sales at distributors, the risk of assembly and manufacturing plant shutdowns due to storms or other factors, and the impact of marketing and cost-management programs.

Recent Accounting Pronouncements

    SFAS No. 141, "Business Combinations", establishes financial accounting and reporting standards for business combinations and supercedes APB Opinion No. 16, "Business Combinations" and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises". All business combinations in the scope of SFAS No. 141 are to be accounted for using the purchase method of accounting. Adoption of SFAS No. 141 is not expected to have a material effect on the Company, inasmuch as the Company has historically not participated in any business combinations.

    SFAS No. 142, "Goodwill and Other Intangible Assets", establishes financial accounting and reporting standards for acquired goodwill and other intangible assets and supercedes APB Opinion No. 17, "Intangible Assets". SFAS No. 142 establishes standards as to how intangible assets that are acquired (but not acquired in a business combination) should be accounted for in financial statements upon their acquisition.
In addition, SFAS No. 142 establishes standards how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Adoption of SFAS
No. 142 is not expected to have a material effect on the Company, inasmuch as the Company has historically not had a material amount of intangible assets and no goodwill recorded in the financial statements.

                                    BUSINESS

GENERAL

    Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company) was incorporated in the state of Nevada on August 15, 2001 as a C corporation. On August 21, 2001, we entered into an agreement to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) for $4,500,000 in cash and 1,375,000 shares of our common stock. Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) was originally incorporated on August 8, 1983 and is headquartered in Milford, Iowa. In addition, on August 14, 2001, Cycle Country Accessories Corp. (an Iowa corporation)
(the Predecessor Company) merged with Okoboji Industries Corporation. Okoboji Industries Corporation manufactured the plastic wheel covers for what is considered our Plastic Wheel Cover segment. As a result of these transactions we are the Successor Company to the business activities of both companies.

    We are one of the world's largest manufacturers of accessories for all terrain vehicles ("ATVs"). We manufacture a complete line of branded products, including snowplow blades, lawnmowers, spreader, sprayers, tillage equipment, winch mounts, utility boxes, wheel covers and an assortment of other ATV accessory products. These products custom fit essentially all ATV models from Honda, Yamaha, Kawasaki, Suzuki, Polaris, Arctic Cat and Bombardier. We design, engineer and assemble all accessory products at our headquarters and subcontract the manufacturer of many original equipment components. Additionally, we recently made the decision to enter the Lawn and Garden industry.

    We are recognized as a leader in the manufacturing of high quality ATV accessory products. This reputation has enabled us to develop key, long term relationships with ATV manufacturers and distributors. We have sold our products to 16 distributors in the United States for the past 20 years. The distributors call on and sell Cycle Country products to virtually every ATV dealer in North America. Similar strategic arrangements have also been developed internationally. We currently have 19 international distributors distributing our products to 35 countries.

    Additionally, we are the largest manufacturer of golf car hubcaps in the world. We estimate that we maintain 95% of the original equipment manufacturer ("OEM") hubcap business. We have always sold directly to golf car manufacturers and we believe that we have an excellent distribution network that reaches the after market throughout the United States, Europe and Asia.

    Our three largest customers accounted for approximately 45% of our net sales in the year ending September 30, 2000. These three customers have represented a significant amount of our business every year for at least the past 16 years. While the percentage of total net sales these customers represent should decrease as our sales grow in other areas, such as Lawn and Garden, we do anticipate these customers will continue to represent a significant amount of our business.


INDUSTRY OVERVIEW

    ATV Accessories:
    ----------------

    In today's ATV market there are several OEMs competing for market share. Honda has been the world leader followed by Polaris, Yamaha, Kawasaki, Suzuki, Arctic Cat and Bombardier. According to ATV Magazine, in 2000 there were 800,000 ATV's sold worldwide. This represented a 19.2% increase over 1999. Of those 800,000 units 75% were Utility and 40% were Sport Quads. We consider the Utility Division to be our target market.

    Our market research tells us that the manufacturers of garden tractors and utility vehicles need accessories similar to those available in the ATV industry. We are currently working with some of these companies and expect to substantially expand that market in the very near future. In addition to our accessory line we manufacture several products under private label and we intend to expand on that market.

    Wheel Covers:
    -------------

    The golf car industry continues to expand each year and is currently dominated by E-Z-Go, Club Car and Yamaha. Global, Par Car and a few other OEM's compete for the remainder of the market. We estimate that we maintain 95% of the OEM hubcap business and are the largest manufacturer of golf car hubcaps in the world. We have always sold directly to all the golf car manufacturers and we have an excellent distribution network throughout the United States, Europe and Asia to reach the after market.


COMPANY HISTORY

    Cycle Country's market research has been a continued work in process for the past 20 years and that work still continues today.
Our success was accomplished by constant market research and a constant effort to adjust to the changes in the industry. When we started in the ATV accessory industry, ATV's were much smaller. They were small 3-wheeled vehicles with two-wheel drive. Today they are powerful 4-wheel drive vehicles capable of doing many more tasks. The ATV industry falls within both recreational and machinery industry depending on the product and consumer. In 2000, approximately 800,000 units were sold worldwide and there are approximately 3 million units on the market today. Prospective ATV buyers lean toward a new purchase because of the strides manufacturers have made in product development. Partly due to our line of utility products the ATV manufacturers have focused their efforts to incorporate four wheel drive and making larger ATV's for greater hauling and work capacity.

    The idea for our business was born in 1981 when Jim Danbom recognized that an ATV could be used to plow snow. He manufactured and sold 100 snow plow kits that year. He sold more the next year and then in 1983 decided to incorporate. The business has grown every year since. Now in addition to snowplows Cycle Country manufactures and sells a full range of farm products designed for the new and more powerful ATV's. These products include mowers, sprayers, 3-point hitch, moldboard plow, disc harrow, furrower, cultivator, rake, row planter, and seeder. We also manufacture winch mounts, chains, gun racks, and a very unique 5th wheel trailer.

    Over the last several years, we have expanded into manufacturing injected molded wheel covers primarily for the golf cart industry. We are now crossing over into the lawn & garden industry with some current products as well as creating new items specifically for that industry.


PRODUCTS

    ATV Accessories
    ---------------

    We offer a complete line of ATV accessories. Our products enhance the functionality and versatility of the ATV. The ATV was initially designed as a recreational vehicle but is rapidly becoming a multi-purpose vehicle serving both recreational and utility functions.

Our products help ATV owners perform many of their utility needs. We estimate that approximately 75% of all the ATV's currently sold are for these utility functions. We offer a standard one-year warranty on all products except snow plows, on which we offer a limited life time warranty.

    Seven manufacturers dominate the ATV industry. We manufacture accessories for all of the major manufacturer's ATV models.

    We manufacture our products from high-quality parts produced by local metal fabricators and metal stampers, with final assembly and packaging performed at our headquarters. The following lists the major ATV accessory products and their proportion of total sales of the ATV accessory segment for the year ending September 30, 2000, which approximates 86% of total company sales: (a) Blades: 66%, (b) Mowers: 9%,
(c) Winches and Winch Mounting Kits: 7%, (d) Tillage Equipment: 3%,
(e) Sprayers: 3%, (f) Spreaders: 2%. "Other" products comprise the remaining 10% of our sales.

    Our major ATV accessory products include:

Blades.

    We manufacture three sizes of steel straight blades which include a 42", 48" and 60" models. We also offer a 52" State Plow, a Power "V" blade and a 60" plastic blade. Standard blade configuration features a universal manual lift or a universal electric lift. The blades can also be lifted with a winch.

Winches and Winch Mounts.

    We offer a complete line of electric winches and winch mounts to fit all ATV models. Models include 1,500 and 2,000 pound capacity winches.

Mowers.

    We offer two mowing systems, the "Quicksilver 54 Finish Cut" mower and the "Rough Cut" mower. The Quicksilver 54 is a 54" finish cut mower that can be mounted to the front of an ATV or towed behind any tractor or ATV. It is powered by a 10.5 horsepower engine by Briggs & Stratton. The Rough Cut is a 48" mower that is designed to cut thick weeds and overgrown brush. It's powered by a 12.5 horsepower engine by Briggs & Stratton, and is pulled behind the ATV. The Rough Cut offers an offset hitch, which allows mowing to the left, right or directly behind the ATV.

Tillage Equipment.

    We manufacture a three-point hitch that transforms the ATV into a small working tractor. The three-point hitch is designed to fit on most four-wheel drive ATVs. The hitch is effective because it locks in the rear suspension and has built-in float to provide the smooth operation of attached implements. The three-point hitch meets engineering standards for zero category hitches. The hitch design allows the use of implements such as cultivators, moldboard plow, disc harrow, furrower, rake, one row planter and a rear blade. We manufacture and sell all of these implements.

Sprayers.

    We offer two styles of sprayers. The first is rack-mounted on the ATV and the other is trailer mounted. Rack-mounted sprayers are offered in both 15 and 25-gallon sizes. There are three different models of rear-mounted sprayers available depending on spraying needs:
Econo Spot, Deluxe and Ag-Commercial. Trailer mounted sprayers are offered in 25 and 55 gallon sizes. Both the rack-mounted sprayers and the trailer-mounted sprayers can be purchased with either a 43" or 120" spray boom.

Spreaders.

    We offer a 100-pound capacity hopper for front or rear mounting. This product is used for spreading everything from fertilizer to seed.

Other.

    Additionally, we offer a wide array of products such as tire chains, rack boxes, CV boot guards, spotlights, trailers, gun racks and bed lift kits for select utility vehicles. We also recently entered the lawn & garden market, and are currently working with several OEM's to design a new line of accessories for small tractors. We are also pursuing retail outlets as markets for these products as well. The response that we have experienced suggests that this market will expand at an accelerated rate. Sales of these products are expected to begin in the third quarter of fiscal 2001 and we believe that this market will represent sales increases in excess of $1 million annually for the next three years.


    Wheel Covers
    ------------

    We are a leading producer of injection-molded plastic specialty vehicle wheel covers for vehicles such as golf cars, riding lawn mowers and light duty trailers. This segment represents approximately 14% of our total sales. Wheel cover products include 6", 8" and 10" sizes offered in a variety if color options in both hot-stamped or metalized options.



PRODUCT DEVELOPMENT

    We have remained competitive and grown over the past years by designing and marketing new products continually. We employ an experienced staff of three product design professionals that work with CAD/CAM technology in the design of new products. This R&D group serves two primary functions: product retrofitting and new product design. Retrofitting of existing products accounts for roughly 50 percent of the engineers' time. Management considers the engineering group a critical factor to the company's future and current success.

    New products introduced in 1999 included: the Work Power 2000 universal blade system, electric blade lift, 52" State Plow and agricultural rake. New products introduced in 2000 included: the Light Force plastic snow blade, Grablight, Quicksilver 54 mower, front and rear steel mesh baskets and a new rear drop steel mesh basket. Management feels that adding new products for the ATV accessory market is a key to continued growth.

    There are no products presently being developed that will require a material investment of our resources.


PATENTS AND TRADEMARKS

    We maintain trademarks for all of our product names. In addition, we maintain patents for wheel covers, 3-point hitches, Snow Mobile Chariot, rack utility boxes, work power lift system, rub block on work power lift, grablight and the 5th wheel trailer.


SUPPLIERS

    During the year ended September 30, 2000 we purchased approximately $4,554,000 of goods from Simonsen Iron Works, Inc., our largest supplier who does the majority of our iron works. This represented approximately 59% of our raw goods purchases during that year. In order to reduce the possibility of any adverse consequence of this concentration, over the past two years we have begun using additional suppliers.


MARKETING - CHANNELS OF DISTRIBUTION:

    ATV Accessories:
    ----------------

Domestic Distribution

    We distribute our products domestically through 16 distributors that specialize in motorcycle and ATV accessories. These distributors are either regional or national. We believe that virtually every ATV dealer in the United States is served by at least two of these
distributors.     Because of this overlap we believe that we would
experience a minimal decline in sales if any one of our distributors decided to stop selling our products. Most of these distributors have been customers of Cycle Country since we first began selling ATV accessories. Our most recent distributor was added approximately four years ago.

    During the Year ended September 30, 2000, domestic accessory sales represent approximately 93% of our total ATV Accessory sales. For 2000 our largest distributor accounted for 24% of our domestic accessory sales and our five largest distributors accounted for 74% of our domestic accessory sales.

    We are currently negotiating with lawn & garden equipment manufacturers regarding the development of a product line similar to the one offered for the ATV market. We are also working with national retail outlets for potential distribution.


International Distribution

    We are rapidly expanding our international distributor network. There are currently 19 distributors that sell our products in 35 countries. This department is in its 5th year of existence and has provided us with a profitable expansion of the ATV Accessory segment of business. We were recognized as the Iowa Small Business Exporter of the year in 1997 and received the Governor's Export Award in that same year.

    International accessory sales represent approximately 7% of our total ATV Accessory sales. We believe that the international market will be a significant contributor to our long-term sales growth.

    Wheel Covers:
    -------------

    We market wheel covers to virtually all golf car manufacturers. We estimate we provide approximately 90% of all wheel covers sold to these golf car manufacturers. Sales to these golf car OEMs are made directly by our sales force.

    We also market our wheel covers to golf courses and golf car dealers through an extensive network of golf equipment distributors. Management estimates that this distributor network allows us to achieve an 80% market share of the golf car after market wheel cover sales.


Sales and Promotion

    ATV Accessories:
    ----------------

    We employ a sales force of five people to market our ATV products. Our primary method of penetrating the market of ATV dealers is to leverage the sales work to the representatives employed by our distributors. These representatives call on every ATV dealer in the United States and each of the 35 countries represented by our distributors. We view our job as educating these representatives so they can effectively sell our product line.

    Each year we produce a catalog of our entire product line and make a new video that demonstrates the applicability of our products. Distributors are allowed unlimited quantities of these sales tools. Sales programs such as an early order program that allows for a discount off of distributor price and an annual rebate incentive based on achievement of predefined sales targets are utilized to promote the product line throughout the year.

    Our representatives exhibit at several international trade shows each year in conjunction with our distributors. These representatives also travel to each of our domestic distributors each year to demonstrate new products and address concerns that may arise. In addition, we attend the Dealernews International Powersports Dealer Expo to demonstrate our new products to our distributors as well as ATV dealers.

    Golf Market:
    ------------

    The primary means we use to sell our wheel covers is to attend semi-annual golf industry trade shows and produce a brochure for distribution to interested parties. Distributor representatives assist in after market sales.


Advertising

    We advertise our ATV Accessories in national trade magazines, professionally developed videos, annual catalog, magazine and television advertising campaigns. Additionally we have an internet site located at: www.cyclecountry.com.


COMPETITION

    We are one of the largest ATV accessory manufacturers in the world. Management estimates that we maintain a 50% market share in the domestic ATV accessories market, with the next largest manufacturer, Cambridge Metal and Plastics having an estimated 20% share of the domestic market. Management also estimates that we control approximately 50% of the international ATV market in the countries in which we distribute. Additionally, management estimates that we control 90% market share of the OEM golf car hubcap market and 80% of the golf car aftermarket.

    As with any industry we are faced with competition. However, due to our aggressive marketing and innovative product line, we maintain the largest market share in the ATV Utility Accessory Market as well as the wheel cover market. With our recent entry into the lawn & garden market, our goal is to achieve a leading market share in that market.

    However, the markets for all of our products are competitive.
We expect the markets for our products to become even more competitive if and when more companies enter them and offer competition in price, support, additional value added services, and quality, among other factors.

LEGAL PROCEEDINGS

    At times we are involved in various lawsuits in the ordinary course of business. These lawsuits primarily involve claims for damages arising out of the use of our products. As of the date of this prospectus, we are not a party to any material legal proceedings, other than two product liability cases, both of which involve a failed winch switch. We currently carry two million dollars of product liability insurance. Our attorneys for each case have informed us that they do not anticipate any judgment exceeding our insurance coverage.

EMPLOYEES

    As of the date of this prospectus we have 58 full-time employees, including 33 in production, 5 in sales, 4 in administration, 10 general office, 3 in research and development and 3 drivers. We presently have no labor union contract between us and any union and we do not anticipate unionization of our personnel in the foreseeable future. We believe our relationship with our employees is good. From time to time, we hire part time employees, ranging from a minimum of 1 to a maximum of 5.



DESCRIPTION OF PROPERTY

    Our principal office facility is a modern 78,000 square foot facility located at 2188 Highway 86, Milford, Iowa, which is located on 10 acres at the intersection of two major highways which allows for easy entry and exit for truck traffic. This property is zoned light industrial and will support an additional 74,000 square foot building expansion. We own this facility and it is used as collateral for our Bank Midwest loan. Additionally, we lease one storage building in Sioux Rapids, Iowa, which is 35 miles from our principal facility on a month to month lease at $500.00 per month.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND/FINANCIAL DISCLOSURE.

    We have had no disagreements with our accountants on accounting and financial disclosure.

                                  MANAGEMENT

Directors and Executive Officers

    Our directors, executive officers and key employees are as follows:


                                                                    Director
Name                     Age       Position                         Since
----                     ---       --------                         ---------
Ron Hickman              51        President and Director            2001
Dick Downing             51        Vice President of Engineering     -
Marie Matthieson         39        Vice President of Manufacturing   -
Ken Horner               54        Vice President of Marketing       -
Richard Wagner           75        Director                          2001
Jim Danbom               58        Director                          2001
L.G. Bob Hancher Jr.     48        Director                          2001
Richard J. Groeneweg     55        Director                          2001

Richard A. Wagner has served on various Boards throughout his career. Mr. Wagner retired as President-CEO of Beneficial Finance as well as serving on the Board of Directors. Mr. Wagner was employed by Beneficial Finance from 1948-1982. He acted as a consultant and was on the Board of First plus Financial from 1989 - 1996. Since 1996 Mr. Wagner currently has operated a consulting business in the financial field. Mr. Wagner will participate on the audit, compensation and operations committees of the board. Mr. Wagner is currently serving a two year term, which will end in 2003.

Jim Danbom was our founder and served as our president from 1981 to 2001. Mr. Danbom will lead the Operations and Planning committees of the board. He has successfully created numerous businesses in his 25 year career. Having successfully created our products at Cycle Country, Mr. Danbom will now focus on acquisitions and new product development. Mr. Danbom is currently serving a three year term which will end in 2004.

L.G. Bob Hancher Jr. has served as Chief Financial Officer of Commerce Street Venture Group since 2000. Mr. Hancher graduated from Iowa University in 1974. He served as Field Auditor and Territory Manager of Shell Oil Co from 1974 to 1978 and the Director of Marketing of Raynor Garage from 1978 to 1988. In 1993, Mr. Hancher co-founded, and is now a past President of International Sports Management, leaving in 2000 to co-found Commerce Street Venture Group. Mr. Hancher will participate on the compensation and audit committees of the board. Mr. Hancher is currently serving a three-year term, which will end in 2004

Richard J. Groeneweg has served as the President of Residential Resources Inc. since 1991. Residential Resources is an asset backed lender specializing in the area of Bond securitization and IPO and Pre-IPO work. Mr. Groeneweg, a native Iowan will participate on the audit and compensation and planning committees. Mr. Groeneweg is currently serving a two-year term, which will end in 2003.

Ron Hickman, who became our President on August 1, 2001, has been a CPA for 25 years, and was our accountant from our inception until he took a position as General Manager for us in 1996. Mr. Hickman will be on the Operations and Planning committees of the company.
Mr. Hickman is currently serving a three-year term, which will end in 2004.

Directors' Remuneration

    Our directors are presently not compensated for serving on the board of directors.


Executive Compensation

Employment Agreements

    We have entered into employment agreements with certain of our key executive as follows:

    We entered into an employment agreement with Ron Hickman, our President, effective August 1, 2001 for a period of five years under which we have hired him to continue as our President. The agreement calls for Mr. Hickman to receive an annual income of $150,000 per year plus a bonus equal to three percent (3%) of our net income before taxes. The agreement also provides for Mr. Hickman to receive standard benefits such as health insurance coverage, sick and vacation time and use of an automobile.

    We entered into an employment agreement with Jim Danbom, our former President effective August 1, 2001 for a period of a minimum of three years under which we have hired him to continue as a consultant on an "as needed" basis. The agreement calls for Mr. Danbom to receive an annual income of $75,000 per year and to receive standard benefits such as health insurance coverage, sick and vacation time and use of an automobile.


Summary Compensation Table

    The following table sets forth the total compensation paid to or accrued for the year ended December 31, 2000, 1999 and 1998 to our Chief Executive Officer and our other most highly compensated executive officers who were serving as executive officers at the end of our last fiscal year.

Annual Compensation



Name and                                      Other            Restricted    Securities               All
Principal                                     Annual           Stock         Underlying     LTIP      Other
Position         Year     Salary     Bonus    Compensation     Awards        Options        Payouts   Compensation
---------        ----     ------     -----    ------------     ----------    ----------     -------   ------------

Jim Danbom       2000     165,467      0           0              0              0              0      1,818(1)
President
                 1999     165,467      0           0              0              0              0      2,293(2)

                 1998     165,467      0           0              0              0              0      1,920(3)

Ronald Hickman,  2000     100,000      0          500(4)          0              0              0      6,469(5)
General Manager
                 1999     100,000    130,500       0              0              0              0      5,616(6)

                 1998     100,000    154,178       0              0              0              0      5,946(7)

(1) Comprised entirely of health insurance.
(2) Comprised entirely of health insurance.
(3) Comprised entirely of health insurance.
(4) Christmas bonus
(5) Comprised of $1,444 value of personal use of company auto and $5,025 paid for health insurance.
(6) Comprised of $1,510 value of personal use of company auto and $4,448 paid for health insurance.
(7) Comprised of $1,498 value of personal use of company auto and $4,448 paid for health insurance.




Stock Option Grants in the past fiscal year

We have not issued any grants of stock options in the past fiscal year.

                           PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficialownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of all 3,625,000 shares which may potentially be sold in connection with this registration statement, by (i) those shareholders known to be the beneficial owners of more than five percent of the voting power of our outstanding capital stock, (ii) each director, and (iii) all executive officers and directors as a group:


                                    Number of     Percent      Percent
Name and Address of                 Shares        Before       After
Beneficial Owner                    Owned         Offering     Offering (1)
----------------                    ---------     --------     --------


Ron Hickman                         272,500           7.52%    0%
c/o Cycle Country Accessories Corp.
2188 Highway 86
Milford, Iowa 51351

Jim Danbom                          813,750          22.45%    0%
106 Channel Court
Marco Island, FL 34145

Jan Danbom                          813,750          22.45%    0%
106 Channel Court
Marco Island, FL 34145

Commerce Street Venture Group       381,250          10.52%    0%
10401 North Meridian St., Suite 300
Indianapolis, IN 46290

Go Company, LLC.                    381,250          10.52%    0%
304 Lakeway Blvd.
Tool, TX 75413

Scenic Ventures, LLC                250,000           6.90%    0%
4562 Anderson Co. Rd. #404
Palestine, TX 75803

Magellan Capital Management, Inc.   250,000           6.90%    0%
9940 Glenburr Court
Fishers, IN 46038

First Equity Partners, LLC          209,000           5.77%    0%
614 East Commerce Street
Fairfield, TX 75840


All Directors and Officers   1,087,750          30.00%           0%
as a Group (8 Persons)


_____________
* Less than 1%
   (1) Assumes the sale of all shares offered hereunder.

                             SELLING SHAREHOLDERS

The following table sets forth certain information with respect to the ownership of our common stock by selling shareholders as of August 21, 2001. Unless otherwise indicated, none of the selling shareholders has or had a position, office or other material relationship with us within the past three years.



                      Ownership of Shares of          Number of        Ownership of Shares of
                      Common Stock Prior to            Shares          Common Stock After
                           Offering                   Offered            Offering (1)
                           --------                                      ------------
Selling Shareholder     Shares(1)    Percentage        Hereby           Shares    Percentage
-------------------     ---------    ----------        ------           ------    ----------


Jan Danbom (2)        1,223,125       21.74          1,223,125           0          *
Jim Danbom (3)        1,223,125       21.74          1,223,125           0          *
Ron Hickman (4)         450,000        8.00            450,000           0          *
Commerce Street         594,000       10.56            594,000           0          *
Venture Group (5)
Go Company LLC. (6)     594,000       10.56            594,000           0          *
Scenic Ventures LLC(7)  375,000        6.66            375,000           0          *
First Equity Partners   351,000        6.24            351,000           0          *
LLC (8)
Magellan Capital        460,000        8.18            460,000           0          *
Management, Inc. (9)
Dennis Severson (10)    148,500        2.64            148,500           0          *
Mike Hoeppner (11)      135,000        2.40            135,000           0          *
Exec Land Services
Inc. (12)                13,500       *                 13,500           0          *
Dennis Patterson (13)     4,500       *                  4,500           0          *
Charterbridge Financial   8,250       *                  8,250           0          *
Services Inc. (14)
Madison & Wall           20,000       *                 20,000           0          *
Mark Albrant (15)           500       *                    500           0          *
Billy Andersen (15          500       *                    500           0          *
Ronald Anderson (15)        500       *                    500           0          *
Robyn Burtis (15)           500       *                    500           0          *
Larry Bush (15)             500       *                    500           0          *
Bradley Danbom (15)         500       *                    500           0          *
Suzanna Dandy (15)          500       *                    500           0          *
John De Ruyter (15)         500       *                    500           0          *
Richard Downing (15)        500       *                    500           0          *
Joseph Feuerhelm (15)       500       *                    500           0          *
Kathy Feuerhelm (15)        500       *                    500           0          *
Gregory Fink (15)           500       *                    500           0          *
Brian Gosch (15)            500       *                    500           0          *
Francene Grover (15)        500       *                    500           0          *
Diane Guthrie  (15)         500       *                    500           0          *
Will Hesse (15)             500       *                    500           0          *
Bradley Hickman (15)        500       *                    500           0          *
Ken Horner (15)             500       *                    500           0          *
Joseph Justice (15)         500       *                    500           0          *
Richard Kain (15)           500       *                    500           0          *


                                      30




Jeffery Kennedy (15)        500       *                    500           0          *
Corey Kimmet (15)           500       *                    500           0          *
Robert Knaack (15)          500       *                    500           0          *
John Laird (15)             500       *                    500           0          *
Dennis Leach (15)           500       *                    500           0          *
Kathleen Lewis (15)         500       *                    500           0          *
David Lindemann (15)        500       *                    500           0          *
Bonnie Manwarren (15)       500       *                    500           0          *
Marie Matthiesen (15)       500       *                    500           0          *
Chadron Moffitt (15)        500       *                    500           0          *
Karen Mortenson (15)        500       *                    500           0          *
Donna Nelson (15)           500       *                    500           0          *
Sharon Orwig (15)           500       *                    500           0          *
Heidi Payne (15)            500       *                    500           0          *
Jenny Pick (15)             500       *                    500           0          *
Janice Pohlman (15)         500       *                    500           0          *
Eric Rasmussen (15)         500       *                    500           0          *
Michael Schweitzer (15)     500       *                    500           0          *
Adam Sparks (15)            500       *                    500           0          *
Rickey Steuben (15)         500       *                    500           0          *
Tim Swalve (15)             500       *                    500           0          *
Mark Swanson (15)           500       *                    500           0          *
Michael Taylor (15)         500       *                    500           0          *
Roland Taylor  (15)         500       *                    500           0          *
Harlen Tesch (15)           500       *                    500           0          *
Jonathan Thompson (15)      500       *                    500           0          *
Paula Von Holdt (15)        500       *                    500           0          *
Jim Welle (15)              500       *                    500           0          *
Brett Wulff (15)            500       *                    500           0          *
Ray Yaw (15)                500       *                    500           0          *



Total                 5,625,000                      5,625,000           0


_______________________



* Indicates less than 1%

1) Assumes that all warrants are exercised and all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each shareholder will own upon completion of this offering.

2) Includes warrants to purchase 409,375 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.


3) Mr. Danbom was formerly our President. Includes warrants to purchase 409,375 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.


4) Mr. Hickman is currently our President. Includes warrants to purchase 177,500 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.


5) Includes warrants to purchase 212,750 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.


6) Includes warrants to purchase 212,750 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.


7) Includes warrants to purchase 125,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.


8) Includes warrants to purchase 142,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.


9) Includes warrants to purchase 210,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.


10) Includes warrants to purchase 49,500 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.


11) Includes warrants to purchase 45,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.


12) Includes warrants to purchase 4,500 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.


13) Includes warrants to purchase 1,500 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.


14) Includes warrants to purchase 750 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 120 days following the date of this prospectus.


15)  Current employee.

                             CERTAIN TRANSACTIONS

In August 2000 we entered into a $100,000 note payable agreement with Land Mark Leasing, Inc., which is wholly owned by stockholders of Cycle Country and is controlled by Jim Danbom, our former President. This note accrued interest at 6.6% and was repaid with interest within 90 days.
During the nine months ended June 30, 2001, consulting fees of approximately $31,600 were paid to the Company by Land Mark Leasing, Products, Inc. Land Mark Products, Inc. is owned 10% by the stockholders of Cycle Country. (unaudited)

We previously leased certain facilities from Jim Danbom, our former President and Jan Danbom, his wife under operating lease agreements, which obligated us for monthly lease payments of $25,320 per month through October 31, 2006 and $4,000 per month through September 30, 2004. We purchased the building and land that these leases pertained to on August 21, 2001.

In May 1996 we entered into a $30,000 note receivable with a stockholder. This note accrued interest at 6.36% annually. As of September 30, 2000 there was an outstanding amount of $18,500 due under this note. All amounts due under this note were repaid as of June 30, 2000.

In August 1995 we entered into a $30,000 note receivable with a stockholder. This note accrued interest at 5.73% annually. As of September 30, 2000 there was an outstanding amount of $27,500 due under this note. All amounts due under this note were repaid as of June 30, 2000.

                          DESCRIPTION OF SECURITIES

General

    Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 3,625,000 shares of common stock and no shares of preferred stock were outstanding. The transfer agent for our common stock is Atlas Stock Transfer of Salt Lake City, Utah.

Common Stock

    We are authorized to issue 100,000,000 shares of our common stock, $0.0001 par value, of which 3,625,000 shares are issued and outstanding as of the date of this prospectus. The issued and outstanding shares of common stock are fully paid and non-assessable. Except as provided by law or our certificate of incorporation with respect to voting by class or series, holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

    Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled, the holders of shares of common stock will be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders.

Preferred Stock

    The board of directors has the authority, without further action by our shareholders, to issue up to 20,000,000 shares of preferred stock, par value $.0001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. No shares of preferred stock are currently issued and outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change of our control.

Warrants

    Certain shares of common stock offered by Cycle Country Accessories Corp. (a Nevada corporation) on August 21, 2001 had warrants attached. We presently have 2,000,000 warrants outstanding. Each warrant entitles the holder thereof to purchase one share of common stock at a price per share of $4.00 beginning 120 days following the effectiveness of this registration statement and ending on August 21, 2004. Each unexercised warrant is redeemable by us at a redemption price of $0.0001 per warrant at any time, upon 30 days written notice to holders thereof, if (a) our common stock is traded on NASDAQ or listed on an exchange and (b) the Market Price (defined as the average closing bid price for twenty (20) consecutive trading days) equals or exceed 120% of the exercise price.

    Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the warrant holders may be precluded from exercising the warrants and we would be precluded from redeeming the warrants. There can be no assurance that we will not be prevented by financial or other considerations from maintaining a current prospectus. Any warrant holder who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the common stock underlying the warrants, and after the redemption date or upon conclusion of the exercise period, any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

    The number of shares of common stock that may be purchased with the warrants is subject to adjustment upon the occurrence of certain events, including a dividend distribution to our shareholders or a subdivision, combination or reclassification or our outstanding shares of common stock. The warrants do not confer upon holders any voting or any other rights as our shareholders.

    We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors. Any extension of the term and/or reduction of the exercise price of the warrants will be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule 14E-4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. We do not presently contemplate any extension of the exercise period or any reduction in the exercise price of the warrants. The warrants are also subject to price adjustment upon the occurrence of certain events including subdivisions or combinations of our common stock.

Market for Common Equity and Related Stockholder Matters

    There is no established public market for our common stock and we have arbitrarily determined the offering price. Although we hope to be quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop or, if developed, will be sustained.

    As of August 21, 2001, there were 64 shareholders of record of our common stock and a total of 3,625,000 shares outstanding. All 3,625,000 shares are being registered in this offering and accordingly there are no outstanding shares at this time that would be subject to Rule 144.

                               INDEMNIFICATION

    Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

                            PLAN OF DISTRIBUTION

    We are registering shares of our common stock that may be issued upon exercise of warrants previously issued by us. Any shares that we issue upon the exercise of warrants will be sold at a price of $4.00 per share. In addition to the named selling shareholders in this prospectus, any individual acquiring shares of our common stock through such a warrant exercise and who subsequently sells such common stock is considered a selling shareholder.

     The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-   privately negotiated transactions;

- broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

-   a combination of any such methods of sale; and

-   any other method permitted pursuant to applicable law.

    The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

    In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

    The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling

Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

    Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

    The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    We will pay all of the expenses incident to the registration, offering and sale of the shares to the public, but will not pay commissions and discounts, if any, of underwriters, broker-dealers or agents, or counsel fees or other expenses of the selling shareholders. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

    We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

                                LEGAL MATTERS

    The Law Office of L. Van Stillman, P.A. of Delray Beach, Florida will give an opinion for us regarding the validity of the common stock offered in this prospectus.

                                   EXPERTS

    The financial statements as of September 30, 2000 and for the years ended September 30, 2000 and 1999 included in this prospectus have been so included in reliance on the report of Tedder, James, Worden & Associates, P.A., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Cycle Country Accessories Corp. and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549, and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Also, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at Cycle Country Accessories Corp., 2188 Highway 86, Milford, Iowa 51351
Attention: Ronald Hickman, President.

    Following the effectiveness of this registration statement, we will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                      CYCLE COUNTRY ACCESSORIES CORP. AND
                              AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)



                               Table of Contents
                               _________________

Independent Auditors' Report..............................................F-2

Combined Financial Statements:

    Combined Balance Sheets - September 30, 2000 and
        June 30, 2001 (unaudited).........................................F-3
    Combined Statements of Income - Years ended September 30, 2000 and 1999 and Nine months ended June 30, 2001 and 2000
        (unaudited).......................................................F-4
    Combined Statements of Stockholders' Equity -  Years ended
        September 30, 2000 and 1999 and Nine months ended
        June 30, 2001 and 2000 (unaudited)................................F-5
    Combined Statements of Cash Flows - Years ended September 30, 2000 and 1999 and Nine months ended June 30, 2001 and 2000
        (unaudited).......................................................F-6

Notes to Combined Financial Statements....................................F-8

                        CYCLE COUNTRY ACCESSORIES CORP.
                            (a Nevada corporation)
                            (The Successor Company)

Independent Auditors' Report.............................................F-26

Financial Statements:

    Balance Sheet - August 23, 2001......................................F-27
    Statement of Income - For the period from inception
        (August 15, 2001) to August 23, 2001.............................F-28
    Statement of Stockholders' Equity -  For the period from inception
        (August 15, 2001) to August 23, 2001.............................F-29
    Statement of Cash Flows - For the period from inception
        (August 15, 2001) to August 23, 2001.............................F-30

Notes to Financial Statements............................................F-31

Unaudited Pro Forma Financial Information:

    Unaudited Pro Forma Balance Sheet - June 30, 2001....................F-36
    Unaudited Pro Forma Statement of Income - Year ended
        September 30, 2000...............................................F-38
    Unaudited Pro Forma Statement of Income - Nine months ended
        June 30, 2001....................................................F-39

                          Independent Auditors' Report
                          ----------------------------

To the Board of Directors and Stockholders of Cycle Country Accessories Corp. and
	Affiliated Entity (an Iowa corporation):


We have audited the accompanying combined balance sheet of Cycle Country Accessories Corp. and Affiliated Entity (an Iowa corporation) (the Predecessor Company) (the "Company") as of September 30, 2000, and the related combined statements of income, stockholders' equity, and cash flows for the years ended September 30, 2000 and 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Cycle Country Accessories Corp. and Affiliated Entity (an Iowa corporation) (the Predecessor Company) as of September 30, 2000, and the results of their operations and their cash flows for the years ended September 30, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.



TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.



June 14, 2001
Orlando, Florida

             CYCLE COUNTRY ACCESSORIES CORP. AND AFFILIATED ENTITY
                             (an Iowa corporation)
                           (The Predecessor Company)

                             Combined Balance Sheets



                                                                                  June 30,
                                                                 June 30,          2001
                                           September 30,          2001            Pro Forma <F1>
             Assets                          2000               (unaudited)       (unaudited)
             ------                        -------------        -----------       -------------
Current Assets:
    Cash and cash equivalents              $   368,797             516,332          317,212
    Accounts receiveable - trade               777,667             754,232          754,232
    Inventories                              2,791,317           2,291,387        2,291,387
    Prepaid expenses                            34,918              52,790           52,790
    Other receivables                            8,223               4,091            4,091
                                           -------------        -----------      --------------
      Total current assets                   3,980,922           3,618,832        3,419,712

   Property and equipment, net               1,032,928           1,085,168        2,585,168
   Other assets                                175,593             174,377           73,860
   Notes receivable from stockholder            46,000                 -                -
                                           -------------        -----------      --------------
     Total assets                          $ 5,235,443           4,878,377        6,078,740
                                           =============        ===========      ==============

        Liabilities and Stockholders' Equity
        ------------------------------------
Current liabilities;
    Accounts payable                       $   630,052             513,491          513,491
    Accrued expenses                           261,450             117,122          117,122
    Short-term note payable                    100,000                 -                -
    Current portion of note payable                -                   -            711,611
                                           -----------           ----------      -------------
     Total current liabilities                 991,502             630,613        1,342,224

    Note payable, less current portion             -                   -          3,788,389
                                           -----------           ----------      -------------
     Total liabilities                         991,502             630,613        5,120,613


Stockholders' equity
    Common stock                                25,600              25,600              363
    Additional paid-in capital                  14,116              14,116        1,200,000
    Retained earnings (accumulated deficit)  4,204,225           4,208,048         (252,236)
                                           -----------           ----------      -------------
    Total stockholders' equity               4,243,941           4,247,764          948,127
                                           -----------           ----------      -------------

  Total liabilities and stockholders'      $ 5,235,443           4,878,377        6,078,740
  equity                                   ===========           ==========      =============

<F1>

(1)  The pro forma reflects the effect of the subsequent events in which (a) the Company acquired its operating facility, which consisted of land and buildings with a fair value of $1,500,000, from certain shareholders, and (b) the purchase of all of the Company's outstanding common stock by
     Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company) for $4,500,000 in
     Cash and 1,375,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada Corporation)
     (the Successor Company) (see Note 19).

See accompanying notes to the combined financial statements.

           CYCLE COUNTRY ACCESSORIES CORP. AND AFFILIATED ENTITY
                             (an Iowa corporation)
                           (The Predecessor Company)

                            Combined Statements of Income

                                                                                     Nine months ended June 30,
                                                   Year ended September 30,            2001              2000
                                                     2000          1999             (unaudited)     (unaudited)
                                                   -----------   -----------       ------------    -------------


Net Sales                                          $12,675,699   11,308,792          9,915,477        9,973,314
Freight income                                         103,772      160,710             88,959           81,592
                                                   ------------  -----------       ------------    -------------
  Total revenue                                     12,779,471   11,469,502         10,004,436       10,054,906

Cost of goods sold                                  (9,138,162)  (7,858,389)        (6,931,328)      (7,018,687)
                                                   ------------  -----------       ------------    -------------
  Gross Profit                                       3,641,309    3,611,113          3,073,108        3,063,219

Selling, general
 and administrative
 expenses                                           (2,646,331)  (2,713,180)        (2,132,002)      (1,963,138)
                                                   ------------  -----------       ------------    -------------
  Income from operations                               994,978      897,933            941,106        1,073,081

Non-operating income, net                               25,798       97,982             68,317            5,714
                                                   ------------  -----------       ------------    -------------
  Net income                                       $ 1,020,776      995,915          1,009,423        1,078,795
                                                   ============  ===========       ============    =============

Pro Forma Net Income Data (unaudited)(1):
  Net income reported                              $ 1,020,776      995,915          1,009,423        1,078,795
  Provision for income taxes                          (377,700)    (368,500)          (373,500)        (399,200)
                                                   ------------  -----------       ------------    -------------
    Pro forma net income                               643,076      627,415            635,923          679,595
                                                   ============  ===========       ============    =============

Pro forma weighted average shares outstanding(1):
  Basic and diluted (unaudited)                      3,625,000    3,625,000          3,625,000        3,625,000
                                                   ============  ===========       ============    =============

Pro forma earnings per share(1):
  Basic and diluted (unaudited)                    $       0.18         0.17               0.18            0.19
                                                   ============  ===========       ============    =============


(1) The pro forma reflects the effect of the subsequent event in which all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation)(the Predecessor Company) was purchased by Cycle Country Accessories Corp. (a Nevada corporation)(the Successor Company), a C corporation. As a result, Cycle Country Accessories Corp. (an Iowa corporation)(the Predecessor Company) converted from a S corporation to a C corporation and a provision for income taxes has been included.

See accompanying notes to the combined financial statements.

             CYCLE COUNTRY ACCESSORIES CORP. AND AFFILIATED ENTITY
                             (an Iowa corporation)
                           (The Predecessor Company)

                  Combined Statements of Stockholders' Equity

  Years ended September 30, 2000 and 1999 and Nine months ended June 30,2001
                  (Nine months ended June 30, 2001 unaudited)



                                         Common       Common
                                         stock        stock         Additional
                                         (Cycle       (Okoboji        paid-in        Retained
                                         Country)     Industries)     capital        earnings         Total
                                         --------     -----------   ----------      ----------     ----------


Balances at September 30, 1998           $  5,600        20,000       14,116         3,224,334      3,264,050

Net income                                   -              -            -             995,915        995,915

Distributions paid                           -              -            -            (519,800)      (519,800)
                                         --------     -----------  -----------      -----------    -----------
Balance at September 30, 1999               5,600        20,000       14,116         3,700,449      3,740,165

Net income                                   -              -            -           1,020,776      1,020,776

Distributions paid                           -              -            -            (517,000)      (517,000)
                                         --------     -----------  -----------      -----------    -----------
Balance at September 30, 2000               5,600        20,000       14,116         4,204,225      4,243,941

Net income (unaudited)                       -              -            -           1,009,423      1,009,423

Distributions paid (unaudited)               -              -            -          (1,005,600)    (1,005,600)
                                         --------     -----------  -----------      -----------    -----------

Balances at June 30, 2001
(unaudited)                              $  5,600        20,000       14,116         4,208,048      4,247,764
                                         ========     ===========  ===========      ===========    ===========




See accompanying notes to combined financial statements.

             CYCLE COUNTRY ACCESSORIES CORP. AND AFFILIATED ENTITY
                             (an Iowa corporation)
                           (The Predecessor Company)

                       Combined Statement of Cash Flows


                                                                                    Nine months ended June 30,
                                                   Years ended September 30,          2001            2000
                                                       2000         1999           (unaudited)    (unaudited)
                                                   -----------   -----------       ------------   ------------


Cash flows from operating activities:
  Net income                                       $ 1,020,776      995,915         1,009,423      1,078,795
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                       205,770      200,816           166,379        155,445
    Write-off of investment in Visionaire Corp.         28,473          -                 -           28,473
    Gain on sale of equipment                          (10,761)      (3,959)              -              -
    Write-off of intangible asset                        4,111          514               -              386
    (Increase) decrease in assets:
      Accounts receivable - trade                       61,947      112,022            23,435        181,902
      Inventories                                     (347,787)    (123,697)          499,930       (620,288)
      Prepaid expenses                                    (493)     (37,995)          (17,852)       (18,555)
      Other receivables                                  6,721       22,856             4,132          6,091
      S corporation tax deposit                        (27,254)     116,851             1,196        (27,254)
    Increase (decrease) in liabilities:
      Accounts payable                                 (26,159)    (312,380)         (116,561)        11,333
      Accrued expenses                                  27,596      (88,608)         (144,328)      (114,213)
                                                    -----------   -----------       -----------   ------------
        Net cash provided by operating activities      942,940      882,335         1,425,754        682,115

Cash flows from investing activities:
  Purchase of property and equipment                  (345,356)    (301,336)         (240,698)      (278,437)
  Proceeds from sale of equipment                       21,200        8,400            22,079          9,500
  Payments received on notes receivable                  2,500      368,203            46,000          1,500
  Purchase of investments                              (25,000)         -                 -              -
  Issuance of notes receivable                             -       (230,703)              -              -
                                                    -----------   -----------       -----------   ------------
           Net cash used in investing activities      (346,656)    (155,436)         (172,619)      (267,437)



           See accompanying notes to the combined financial statements.

             CYCLE COUNTRY ACCESSORIES CORP. AND AFFILIATED ENTITY
                             (an Iowa corporation)
                           (The Predecessor Company)

                 Combined Statements of Cash Flow, Continued


                                                                                    Nine months ended June 30,
                                                   Years ended September 30,          2001            2000
                                                       2000         1999           (unaudited)    (unaudited)
                                                  -----------   -----------       ------------   ------------


Cash flows from financing activities:
  Proceeds from short-term note payable              100,000           -                   -              -
  Payments on short-term note payable                    -             -              (100,000)           -
  Repayment of loan from stockholders                    -        (242,500)                -              -
  Distributions paid to stockholders                (517,000)     (519,800)         (1,005,600)      (292,000)
                                                   -----------   -----------       ------------   ------------
      Net cash used in financing activities         (417,000)     (762,300)         (1,105,600)      (292,000)

      Net increase (decrease) in cash and cash
      equivalents                                    179,284       (35,401)            147,535        122,678

Cash and cash equivalents - beginning of period      189,513       224,914             368,797        189,513
                                                   -----------   -----------       ------------   ------------

Cash and cash equivalents - end of period          $ 368,797       189,513             516,332        312,191
                                                   ===========   ===========       ============   ============

Supplimental disclosures of cash flow information:
  Cash paid during the period for:
    Interest                                       $     -          16,566               1,682            -
                                                   ===========   ===========       ============   ============



See accompanying notes to the combined financial statements.

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(1)     Summary of Significant Accounting Policies
        __________________________________________

        (a)  Reporting Entity and Principles of Combination

             The combined financial statements of Cycle Country Accessories Corp. and Affiliated Entity (the "Company") include the accounts of Cycle Country Accessories Corp. ("Cycle Country") and Okoboji Industries Corp. ("Okoboji Industries"), entities owned and managed by the same individuals (i.e. under common control). Cycle Country was incorporated in the state of Iowa in 1983 and currently operates as a Subchapter S corporation. Okoboji Industries was incorporated as a Subchapter S corporation in the state of Iowa in 1987. All significant intercompany accounts and transactions have been eliminated in combination.

        (b)  Nature of Business

             The Company is primarily engaged in the design, assembly, sale and distribution of accessories for all terrain vehicles ("ATVs") to various dealers and wholesalers throughout the United States of America, Canada, Mexico, South America, Europe, and the Pacific area. Additionally, the Company manufactures, sells, and distributes injection-molded plastic wheel covers for vehicles such as golf carts, lawn mowers, and light-duty trailers. The Company's headquarters and assembly plant are located in Milford, Iowa.

        (c)  Revenue Recognition

             Revenue is recognized when the product is shipped to dealers, wholesalers, or other customers and risk of loss transfers to an unrelated third party. Certain costs associated with the shipping and handling of products to customers are billed to the customer and included as freight income in the accompanying combined statements of income. Royalty income earned in connection with the rights to sell a product developed by the Company is recognized as earned and included in non-operating income in the accompanying combined statements of income.

             Sales were recorded net of sales discounts of approximately $325,000 and $262,000 in fiscal 2000 and 1999, respectively. During the nine months ended June 30, 2001 and 2000, sales were recorded net of sales discounts of approximately $232,000 and $231,000 respectively (unaudited).

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(1)	Summary of Significant Accounting Policies, Continued
        _____________________________________________________

        (d)  Cost of Goods Sold

             The components of cost of goods sold in the accompanying combined statements of income include all direct materials and direct labor associated with the assembly and/or manufacturing of the company's products. In addition, an allocation of factory overhead costs is included in cost of goods sold.

        (e)  Allowances

             The Company provides appropriate provisions for uncollectible accounts and credit for returns based upon factors surrounding the credit risk and activity of specific customers, historical trends, and other information. In the opinion of management of the Company, no provisions are deemed necessary for uncollectible accounts or credit for returns at September 30, 2000 and June 30, 2001 (unaudited).

        (f)  Use of Estimates

             The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        (g)  Cash and Cash Equivalents

             The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

        (h)  Inventories

             Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method.

        (i)  Property and Equipment

             Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets by using the straight-line and accelerated methods. Routine maintenance and repairs are charged to expense as incurred. Major replacements and improvements are capitalized. Gains or losses are credited or charged to income upon disposition.

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(1)	Summary of Significant Accounting Policies, Continued
        _____________________________________________________

        (j)  Impairment of Long-Lived Assets

             The Company evaluates its long-lived assets for financial impairment as events or changes in circumstances indicate that the carrying value of a long-lived asset may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against their estimated undiscounted future cash flows. If such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

        (k)  Investment in Golden Rule (Bermuda) Ltd.

             The investment in Golden Rule (Bermuda) Ltd. stock is recorded at cost due to less than 20% ownership.

        (l)  Investment in Visionaire Corp.

             The investment in Visionaire Corp. was accounted for under the cost method. During fiscal 2000, the Company's investment in Visionaire Corp., which was purchased during fiscal 1996, was deemed worthless by management and was written off.

        (m)  Accrued Warranty Costs

             Estimated future costs related to product warranties are accrued as products are sold based on prior experience and known current events and are included in accrued expenses in the accompanying combined financial statements. Accrued warranty costs have historically been sufficient to cover actual costs incurred.

        (n)  Income Taxes

             Effective August 1, 1994, Cycle Country has elected to be taxed under the provisions of Subchapter S of the Internal
             Revenue Code ("IRC"). Under these provisions, the stockholders will report their proportionate share of the Company's income on their individual tax returns. Therefore, no provision or liability for federal or state income taxes has been included in the combined financial statements. An S corporation may elect to use a taxable year other than the required calendar year. However, due to this election the company must make "required payments" to reflect the estimated tax deferral the stockholders receive throughthe use of a fiscal tax year. The S corporation tax deposit, which is included in other assets in the accompanying combined financial statements, represents the "required deposits" paid by the Company to compensate the U.S. Government for taxes the stockholders would have paid had the Company used a calendar year-end. Effective August 21, 2001, the Company's S corporation tax status was terminated. When the Company's final S corporation tax return is filed, the Company will receive a refund of the "required payments" tax deposit.

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(1)	Summary of Significant Accounting Policies, Continued
        _____________________________________________________

        (o)  Distributor Rebate Payable

             The Company offers an annual rebate program (the "Program") for its ATV accessory distributors. The Program provides for a 7% rebate on purchases of certain eligible products during the Program period if certain pre-determined purchase levels are obtained. The rebate is provided to the applicable distributor as a credit against future purchases of the Company's products. The rebate liability is calculated and recognized as eligible products are sold based upon factors surrounding the activity and prior experience of specific distributors and is included in accrued expenses in the accompanying combined financial statements. The distributor rebate expense totaled approximately $366,000 and $448,000 in fiscal 2000 and 1999, respectively and are included in selling, general, and administrative expenses in the accompanying combined statements of income. During the nine months ended June 30, 2001 and 2000, the distributor rebate expense totaled approximately $310,000 and $272,000, respectively (unaudited).

        (p)  Pro Forma Earnings Per Share

             Basic earnings per share is calculated by dividing net income by the weighted-average common shares outstanding during the reporting period. Diluted earnings per share is computed in a manner consistent with that of basic earnings per share while giving effect to all potentially dilutive common shares outstanding during the reporting period. There were no potentially dilutive common shares outstanding during the years ended September 30, 2000 and 1999. Additionally, during the nine months ended June 30, 2001 and 2000, there were no potentially dilutive common shares outstanding (unaudited).

        (q)  Advertising

             Advertising consists primarily of television, videos, newspaper and magazine advertisements, product brochures and catalogs, and trade shows. All costs are expensed as incurred. Advertising expense totaled approximately $312,000 and $324,000 in fiscal 2000 and 1999, respectively. During the nine months ended June 30, 2001 and 2000, advertising expense totaled approximately $242,000 and $203,000, respectively (unaudited).

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(1)	Summary of Significant Accounting Policies, Continued
        _____________________________________________________

        (r)  Research and Development Costs

             Research and development costs are expensed as incurred. Research and development costs incurred during fiscal 2000 and 1999 totaled approximately $197,000 and $146,000, respectively. During the nine months ended June 30, 2001 and 2000, research and development costs totaled approximately $127,000 and $140,000, respectively (unaudited).

        (s)  Shipping and Handling Costs

             Shipping and handling costs represent costs associated with shipping products to customers and handling finished goods. Shipping and handling costs incurred totaled approximately $224,000 and $246,000 in fiscal 2000 and 1999, respectively, and are included in selling, general, and administrative expenses in the accompanying combined statements of income. During the nine months ended June 30, 2001 and 2000, shipping and handling costs incurred totaled approximately $160,000 and $190,000, respectively (unaudited).

        (t)  Concentration of Credit Risk

             Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions. At various times throughout fiscal 2000 and 1999 and at September 30, 2000, cash balances held at some financial institutions were in excess of federally insured limits. At various times throughout the nine months ended June 30, 2001 and 2000, and at June 30, 2001, cash balances held at some financial institutions were in excess of federally insured limits (unaudited).

             Almost all of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivable is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to reduce credit risk.

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(1)	Summary of Significant Accounting Policies, Continued
        _____________________________________________________

        (u)  Seasonality and Weather

             The ATV accessories market is seasonal as retail sales of snow plow equipment are generally higher in the fall and winter, and sales of farm and garden equipment are generally higher in the spring and summer. Accordingly, demand for the Company's snow plow equipment is generally higher in the fall and early winter (the Company's first and second fiscal quarters) as distributors build inventories in anticipation of the winter season, and demand for the Company's farm and garden and golf equipment is generally highest in the late winter and spring (the Company's second and third fiscal quarters) as distributors build inventories in anticipation of the spring season. Demand for snow plow, farm and garden and golf equipment is significantly affected by weather conditions. Unusually cold winters or hot summers increase demand for these aforementioned products. Mild winters and cool summers have the opposite effect.

        (v)  Fair Value of Financial Instruments

             The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value because of the short maturity of those instruments. The fair value of notes receivable and notes payable are assumed to approximate the recorded value because there have not been any significant changes in specific circumstances since the notes were originally recorded.

        (w)  Quarterly Presentation and Adjustments

             The accompanying unaudited combined financial statements as of June 30, 2001 and for the nine months ended June 30, 2001 and 2000 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of (a) the results of operations for the nine months ended June 30, 2001 and 2000, (b) the financial position at June 30, 2001, and (c) cash flows for the nine months ended June 30, 2001 and 2000, have been included. Operating results for the nine months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ended September 30, 2001 (unaudited).

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(1)     Summary of Significant Accounting Policies, Continued
        _____________________________________________________

        (x)  Reclassifications

             Certain prior periods' balances have been reclassified to conform with the current year financial statement presentation. These reclassifications had no impact on previously reported results of operations or stockholders' equity.


(2)	Inventories
        ___________

	The major components of inventories are summarized as follows:


                                                          June 30,
                                   September 30,           2001
                                        2000            (unaudited)
                                  _______________       ___________

        Raw materials             $     1,225,297         1,129,169
        Work in progress                   57,719            26,222
        Finished goods                  1,508,301         1,135,996
                                  _______________       ___________

          Total inventories       $     2,791,317         2,291,387
                                  _______________       ___________
                                  _______________       ___________


(3)	Prepaid Expenses
        ________________

	Prepaid expenses consisted of the following:


                                                          June 30,
                                   September 30,            2001
                                       2000             (unaudited)
                                  ______________        ___________

        Prepaid insurance         $       21,418             42,290
        Prepaid royalty                   13,000             10,500
        Prepaid rent                         500                -
                                  ______________        ___________

          Total prepaid expenses  $       34,918             52,790
                                  ______________        ___________
                                  ______________        ___________

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(4)	Property and Equipment
        ______________________

	Property and equipment, their estimated useful lives, and related accumulated depreciation are summarized as follows:


                                           Range
                                         of lives                     June 30,
                                            in      September 30,       2001
                                           years        2000        (unaudited)
                                         ________  _______________  ___________


        Shop equipment                      7      $    1,124,046    1,180,173
        Vehicles                          3 - 7           631,897      702,953
        Tooling and dies                    7             570,795      638,382
        Office equipment                  3 - 7           382,290      398,126
        Leasehold improvements            7 - 39          256,696      264,709
                                         ________  _______________  ___________

                                                        2,965,724    3,184,343
        Less accumulated depreciation                  (1,932,796)  (2,099,175)

          Total property and equipment             $    1,032,928    1,085,168
                                                   _______________  ___________
                                                   _______________  ___________


(5)	Other Assets
        ____________

	The major components of other assets are summarized as follows:


                                                                      June 30,
                                                    September 30,      2001
                                                        2000        (unaudited)
                                                    _____________   ___________

        S Corporation tax deposit                   $     101,713      100,517
        Prepaid royalty - long-term                        48,880       48,860
        Investment in Golden Rule (Bermuda) Ltd.           25,000       25,000
                                                    _____________   ___________

          Total other assets                        $     175,593      174,377
                                                    _____________   ___________
                                                    _____________   ___________

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(6)	Notes Receivable from Stockholder
        _________________________________

	Notes receivable from stockholder consisted of the following:


                                                                      June 30,
                                                    September 30,      2001
                                                        2000        (unaudited)
                                                    _____________   ___________

        Note receivable - stockholder, interest
          rate of 5.73%, principal and interest
          due on demand                             $      27,500        -
        Note receivable - stockholder, interest
          rate of 6.36%, principal and interest
          due on May 30, 2002                              18,500        -
                                                    _____________   ___________

            Total notes receivable from
              stockholder                           $      46,000        -
                                                    _____________   ___________
                                                    _____________   ___________


(7)	Accrued Expenses
        ________________

	The major components of accrued expenses are summarized as follows:


                                                                      June 30,
                                                    September 30,      2001
                                                        2000        (unaudited)
                                                    _____________   ___________

        Distributor rebate payable                  $      98,473        21,953
        Accrued salaries and related benefits              71,162        68,169
        Profit sharing contribution payable                55,000           -
        Accrued warranty costs                             27,000        27,000
        Royalties payable                                   8,585           -
        Accrued interest expense                            1,230           -
                                                    _____________   ___________

          Total accrued expenses                    $     261,450       117,122
                                                    _____________   ___________
                                                    _____________   ___________


(8)	Short-term Note Payable
        _______________________

	During fiscal 2000, the Company entered into a $100,000 note payable agreement (the "Note") with Land Mark Leasing, Inc. The
        Note is unsecured, bears interest at 6.6% and is due on demand.
        At September 30, 2000, $100,000 was outstanding on the Note.
        There are no outstanding borrowings in connection with the Note at June 30, 2001 (unaudited).

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(9)	Bank Line of Credit
        ___________________

	The Company maintains a $500,000 line of credit agreement (the "Line of Credit") with Bank of America, N.A. that is dated February 1, 1999, and matures on February 1, 2002. The Line of Credit bears interest at Bank of America, N.A. prime rate minus .75%, is collateralized by accounts receivable, inventory, and equipment of the Company, and is guaranteed by the three stockholders of the Company. There are no outstanding borrowings under the Line of Credit at September 30, 2000. Additionally, no amount was outstanding under the Line of Credit at June 30, 2001 (unaudited).


(10)	Non-Operating Income
        ____________________

	Non-operating income consisted of the following:


                                                         Nine months
                                      Years ended           ended         June 30,
                                     September 30,          2001            2000
                                    2000        1999     (unaudited)    (unaudited)
                                ___________    ______    ___________    ___________
Income:
   Royalties                    $   23,450    48,375         7,520         16,500
   Interest                         22,133    18,417        28,197         15,953
   Gain on sale of equipment        10,761     3,959           -              -
   Consulting fees                     -         -          31,559            -
   Truck lease                       1,516    28,711           -              -
   Other                             1,238       -           1,493          1,734
                                ___________    ______        ______         ______

       Total income                 59,098    99,462        68,769         34,187
                                ___________   _______       _______        _______

Expense:
   Write-off of investment in
       Visionaire Corp.            (28,473)      -             -          (28,473)
   Interest                         (1,230)   (1,480)         (452)           -
   Other                            (3,597)      -             -              -
                                ___________   _______       _______       ________

       Total expense               (33,300)   (1,480)         (452)       (28,473)
                                ___________   _______       _______       ________

       Total non-operating
           income, net          $   25,798    97,982        68,317          5,714
                                ___________   _______       _______       ________
                                ___________   _______       _______       ________


                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(11)    Common Stock
        ____________

	Cycle Country has 20,000 shares of $1 par value common stock authorized and 5,600 shares issued and outstanding at September 30, 2000 and 1999. Okoboji Industries has 10,000 shares of $10 par value common stock authorized and 2,000 shares issued and outstanding at September 30, 2000 and 1999.


(12)	Pension and Profit Sharing Plan
        _______________________________

	The Company has a qualified defined contribution profit sharing plan (the "Plan") covering all eligible employees with a specific period of service. The contribution is discretionary with the Board of Directors. The total contribution to the Plan by the Company for the years ended September 30, 2000 and 1999 was $55,000 and $50,000, respectively. For the nine months ended June 30, 2001 and 2000, no amounts were contributed by the Company to the Plan (unaudited).


(13)	Operating Leases
        ________________

	Cycle Country has committed to a non-cancelable operating lease on operating facilities with rent of $25,320 per month which expires October 31, 2006. In addition, Okoboji Industries has committed to a non-cancelable operating lease on operating facilities with rent of $4,000 per month which expires September 30, 2004. The following is a schedule of future minimum rental commitments, by year and in the aggregate, to be paid under non-cancelable operating leases with initial or remaining terms in excess of one year:


                                                   June 30,
                              September 30,         2001
                                  2000           (unaudited)
                              _____________     ____________

        2001                  $     351,840           -
        2002                        351,840          351,840
        2003                        351,840          351,840
        2004                        351,840          351,840
        2005                        303,840          315,840
        2006 and thereafter         329,160          405,120
                              _____________     ____________

                Total         $   2,040,360        1,776,480
                              _____________     ____________
                              _____________     ____________

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(13)	Operating Leases, Continued
        ___________________________

	Total lease expense amounted to $351,840 during both fiscal 2000 and 1999. For each of the nine-month periods ended June 30, 2001 and 2000, lease expense amounted to $263,880 (unaudited).
        Subsequent to June 30, 2001, the Company acquired the above-mentioned operating facilities (see note 18) (unaudited).


(14)	Business Concentrations
        _______________________

	At September 30, 2000, customers with the three largest outstanding accounts receivable balances totaled approximately $374,000 or 48% of the gross accounts receivable. At September 30, 2000, the outstanding accounts receivable balances of customers that exceeded 10% of gross accounts receivable are as follows:


                                                     % of Gross
                                 Accounts             Accounts
             Customer           Receivable           Receivable
             ________           __________           __________

                A               $  194,800               25%
                B                   92,600               12%
                C                   86,200               11%


	Sales to the Company's three major customers, which exceeded 10% of net sales, accounted for approximately 18.7%, 15.1%, and 11.1% each of net sales in fiscal 2000 and approximately 17.9%, 13.8%, and 10.7% each of net sales in fiscal 1999.

	At June 30, 2001, customers with the two largest outstanding accounts receivable balances totaled approximately $358,000 or 47% of the gross accounts receivable (unaudited). At June 30, 2001, the outstanding accounts receivable balances of customers that exceeded 10% of gross accounts receivable are as follows (unaudited):


                                                     % of Gross
                                 Accounts             Accounts
             Customer           Receivable           Receivable
             ________           __________           __________

                D               $  279,500               37%
                E                   78,200               10%

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(14)	Business Concentrations, Continued
        __________________________________

        Sales to the Company's three major customers, which exceeded 10% of net sales, accounted for approximately 16.6%, 15.3%, and 11.1% each of net sales in the nine months ended June 30, 2001
        (unaudited) and approximately 15.7%, 15.5%, and 12.4% each of net sales in the nine months ended June 30, 2000 (unaudited).

	The Company believes it has adequate sources for the supply of raw materials and components for its production requirements. The Company's suppliers are located primarily in the state of Iowa. The Company has a policy of strengthening its supplier relationships by concentrating its purchases for particular parts over a limited number of suppliers in order to maintain quality and cost control and to increase the suppliers' commitment to the Company. The Company relies upon, and expects to continue to rely upon, several single source suppliers for critical components. During fiscal 2000 and 1999, the Company purchased approximately $4,554,000 and $4,170,000, respectively, of raw materials from one vendor, which represented approximately 59% and 63% of materials used in products sold during the respective years. During the nine months ended June 30, 2001 and 2000, the Company purchased approximately $3,297,000 and $3,746,000, respectively, of raw materials from one vendor, which represented approximately 57% and 64% of materials used in products sold during the respective nine-month periods (unaudited).

(15)	Segment Information
        ___________________

	Segment information has been presented on a basis consistent with how business activities are reported internally to management. Management solely evaluates operating profit by segment by direct costs of manufacturing its products without an allocation of indirect costs. In determining the total revenues by segment, freight income and sales discounts are not allocated to each of the segments for internal reporting purposes. The Company has two operating segments which assemble, manufacture, and sell a variety of products: ATV Accessories and Plastic Wheel Covers. ATV Accessories is engaged in the design, assembly, and sale of ATV accessories such as snowplow blades, lawnmowers, spreaders, sprayers, tillage equipment, winch mounts, and utility boxes. Plastic Wheel Covers manufactures and sells injection-molded plastic wheel covers for vehicles such as golf carts, lawnmowers, and light-duty trailers. The significant accounting policies of the segments are the same as those described in note 1. Sales of snowplow blades comprised approximately 66% of ATV Accessories revenues in both fiscal 2000 and 1999, and 57% and 56% of the Company's combined total revenues in fiscal 2000 and 1999, respectively. Sales of snowplow blades comprised approximately 67% and 66% of ATV Accessories revenues in the nine months ended June 30, 2001 and 2000, respectively, and 58% and 57% of the Company's combined total revenues in the nine month periods ended June 30, 2001 and 2000, respectively (unaudited).

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(15)    Segment Information, Continued
        ______________________________

	The following is a summary of certain financial information related to the two segments:


                                                                         June 30,
                                         September 30,            2001             2000
                                      2000          1999       (unaudited)     (unaudited)
                                      ____          ____       ___________     ___________

Total revenues by segment
-------------------------
ATV Accessories                  $ 11,022,322     9,735,523     8,654,437       8,623,577
Plastic Wheel Covers                1,978,307     1,835,604     1,493,401       1,581,226
                                 _____________   ___________   ___________     ___________

  Total revenues by segment        13,000,629    11,571,127    10,147,838      10,204,803
Freight income                        103,772       160,710        88,959          81,592
Sales discounts                      (324,930)     (262,335)     (232,361)       (231,489)
                                 _____________   ___________   ___________     ___________

  Total combined revenue         $ 12,779,471    11,469,502    10,004,436      10,054,906
                                 _____________   ___________   ___________     ___________
                                 _____________   ___________   ___________     ___________


Operating profit by segment
---------------------------
ATV Accessories                  $  3,257,427     2,829,065     2,743,039       2,565,939
Plastic Wheel Covers                1,076,150     1,172,735     1,044,950       1,147,129
Factory overhead                     (692,268)     (390,687)     (714,881)       (676,849)
Selling, general, and
  administrative                   (2,646,331)   (2,713,180)   (2,132,002)     (1,963,138)
Interest income (expense), net         20,903        16,937        27,745          15,953
Other income (expense), net             4,895        81,045        40,572         (10,239)
                                 _____________   ___________   ___________     ___________

Net income                       $  1,020,776       995,915     1,009,423       1,078,795
                                 ____________    ___________   ___________     ___________
                                 ____________    ___________   ___________     ___________


                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(15)	Segment Information, Continued
        ______________________________


                                                                         June 30,
                                         September 30,            2001             2000
                                      2000          1999       (unaudited)     (unaudited)
                                      ____          ____       ___________     ___________

Identifiable assets
-------------------
ATV Accessories                  $3,819,709      3,479,166     3,387,975       3,969,396
Plastic Wheel Covers                562,669        518,962       515,113         533,125
                                 __________      _________     _________       _________


  Total identifiable assets       4,382,378      3,998,128     3,903,088       4,502,521
Corporate and other assets          853,065        632,102       975,289         811,624
                                 __________      _________     _________       _________

  Total assets                   $5,235,443      4,630,230     4,878,377       5,314,145
                                 __________      _________     _________       _________
                                 __________      _________     _________       _________


Depreciation by segment
-----------------------
ATV Accessories                  $   85,162         74,503        70,093          63,162
Plastic Wheel Covers                 40,565         38,962        38,765          30,463
Corporate and other                  80,043         87,351        57,521          61,820
                                 __________      _________     _________         _______

  Total depreciation             $  205,770        200,816       166,379         155,445
                                 __________      _________     _________         _______
                                 __________      _________     _________         _______


Capital expenditures by
-----------------------
  segment
  -------
ATV Accessories                  $  167,585        109,171        98,094         135,306
Plastic Wheel Covers                 78,951        139,752        62,839          53,777
Corporate and other                  98,820         52,413        79,765          89,354
                                 __________      _________     _________         _______

  Total capital expenditures     $  345,356        301,336       240,698         278,437
                                 __________      _________     _________         _______
                                 __________      _________     _________         _______

	The following is a summary of the Company's revenue in different geographic areas:


                                          Years ended          Nine months ended June 30,
                                         September 30,            2001             2000
                                      2000          1999       (unaudited)     (unaudited)
                                      ____          ____       ___________     ___________

United States                    $  11,989,031  10,595,056      9,357,761       9,398,906
Other countries                        790,440     874,446        646,675         656,000
                                 _____________  __________     __________      __________

Total revenue                    $  12,779,471  11,469,502     10,004,436      10,054,906
                                 _____________  __________     __________      __________
                                 _____________  __________     __________      __________


                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(15)	Segment Information, Continued
        ______________________________

	As of September 30, 2000 and 1999 and June 30, 2001 and 2000 (unaudited), all of the Company's long-lived assets are located in the United States of America. During fiscal 2000 and 1999 and during the nine months ended June 30, 2001 and 2000 (unaudited), ATV Accessories had sales to individual customers which exceeded 10% of total revenues as described in note 14. Plastic Wheel Covers did not have sales to any individual customer greater than 10% of total revenues during fiscal 2000 and 1999 or during the nine months ended June 30, 2001 and 2000 (unaudited).


(16)	Related Party Transactions
        __________________________

	The Company was owed $46,000 at September 30, 2000 by a stockholder of the Company. At June 30, 2001, the Company was owed $0 by a stockholder of the Company (unaudited).

	Land Mark Leasing, Inc., which the Company owed $100,000 at September 30, 2000, is wholly owned by the stockholders of Cycle Country. At June 30, 2001, there were no amounts outstanding to Land Mark Leasing, Inc. (unaudited).

	During the nine months ended June 30, 2001, consulting fees of approximately $31,600 were paid to the Company by Land Mark Products, Inc. Land Mark Products, Inc. is owned 10% by the stockholders of Cycle Country (unaudited).

	The Company leases certain facilities from two of its stockholders under operating lease agreements, which obligate the Company for monthly lease payments of $25,320 per month through October 31, 2006 and $4,000 per month through September 30, 2004 (see notes 13 and 18).


(17)	Commitments and Contingencies
        _____________________________

        Legal Matters

        The Company is a defendant in a number of claims relating to matters arising in the ordinary course of its business.
        Management believes these claims are insured and subject to varying deductibles. The amount of liability, if any, from the claims cannot be determined with certainty; however, management is of the opinion that the outcome of the claims will not have a material adverse impact on the combined financial position of the Company.

                        CYCLE COUNTRY ACCESSORIES CORP.
                            AND AFFILIATED ENTITY
                            (an Iowa corporation)
                          (The Predecessor Company)

                   Notes to Combined Financial Statements

          (Items referring to June 30, 2001 and 2000 are Unaudited)


(18)	Subsequent Events (Unaudited)
        _____________________________

	On August 14, 2001, Cycle Country and Okoboji Industries merged. Since both Cycle Country and Okoboji Industries are entities under common control (see Note 1), this transaction will be accounted for in a manner similar to a pooling of interests.

	On August 21, 2001, the Company acquired its operating facilities, which were previously leased from two of its stockholders, for $300,000 in cash and 390,000 shares of common stock in Cycle Country Accessories Corp. (a Nevada corporation). The land and building had an appraised value of $1.5 million. Additionally, no penalties were incurred by the Company in connection with the cancellation of the operating leases relating to the land and building.

	On August 21, 2001, the stockholders of the Company entered into an agreement to sell all of the common stock of the Company (see
        Note 19).

(19)	Pro Forma Financial Information (Unaudited)
        ___________________________________________


Combined Balance Sheets
-----------------------

The pro forma financial information presented as of June 30, 2001 give effect to (a) the acquisition of Cycle Country Accessories Corp.'s (an Iowa corporation) (the Predecessor Company) operating facility, which consists of land and buildings with a fair value of $1,500,000, from certain stockholders. The consideration given is comprised of $300,000 in cash and 390,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company); and (b) the purchase by Cycle Country Accessories Corp.
(a Nevada corporation) (the Successor Company) of all the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) for $4,500,000 in cash and 1,375,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company). A term note in the amount of $4,500,000 from a commercial lender was entered into by Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company) to finance the purchase of all of the outstanding shares of Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company).


Combined Statements of Income
-----------------------------

As a result of the purchase of all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) by Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company), which is a C corporation, Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) converted from a S corporation to a C corporation. (see Note 18) A provision for income taxes has been included due to this conversion from a S corporation to a C corporation.

Earnings Per Share
------------------

The 3,625,000 shares of common stock outstanding for all periods presented represents the initial capitalization of Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company) after its formation. The 390,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation)(the Successor Comany) issued in connection with the acquistion of Cycle Country Accessories Corp.'s (an Iowa corporation)(the Predecessor Company) operating facility from certain existing stockholders and 1,375,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation)(the Successor Company) issued in connection with the acquisition of all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) are included in the 3,625,000 shares of common stock used in the calculation of basic and diluted earnings per share.

                        Independent Auditors' Report
                        ____________________________


To the Board of Directors and Stockholders of Cycle Country Accessories Corp.
	(a Nevada corporation):


We have audited the accompanying balance sheet of Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company)
(the "Company") as of August 23, 2001, and the related statements of income, stockholders' equity, and cash flows for the period from inception (August 15, 2001) to August 23, 2001.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cycle Country Accessories Corp. (a Nevada corporation) as of August 23, 2001, and the results of its operations and its cash flows for the period from inception (August 15, 2001) to August 23, 2001 in conformity with accounting principles generally accepted in the United States of America.



TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.



October 23, 2001
Orlando, Florida

                         CYCLE COUNTRY ACCESSORIES CORP.
                              (a Nevada corporation)
                             (The Successor Company)

                                 Balance Sheet

                                 August 23, 2001

                                    Assets
                                    ------

Current assets
    Cash                                          $ 4,500,363
                                                 =============


                      Liabilities and Stockholders' Equity
                      ------------------------------------

Current  liabilities
    Current portion of note payable               $   777,389

Note payable, less current portion                  3,722,611
                                                 -------------
    Total liabilities                               4,500,000

Stockholders' equity                                      363
                                                 -------------

    Total liabilities and stockholders' equity    $ 4,500,000
                                                 =============






See accompanying notes to the financial statements.

                         CYCLE COUNTRY ACCESSORIES CORP.
                              (a Nevada corporation)
                             (The Successor Company)

                              Statement of Income

      From the period from inception (August 15, 2001) to August 23, 2001





No activity has occurred from inception (August 15, 2001) to August 23, 2001








See accompanying notes to the financial statements.

                                               CYCLE COUNTRY ACCESSORIES CORP.
                                                   (a Nevada corporation)
                                                   (The Successor Company)

                                             Statement of Stockholders' Equity

                            From the period from inception (August 15, 2001) to August 23, 2001

                                                                       Additional
                                    Preferred         Common            paid-in        Retained
                                     stock             stock            capital        earnings      Total
                                    ---------         ------           ----------      --------      -----


Balances at August 15, 2001          $   -               -                   -              -          -

Issuance of 3,625,000 shares
 of common stock                         -              363                  -              -         363
                                    ---------         ------           ----------      --------      -----
Balances at August 23, 2001          $   -              363                  -              -         363
                                    =========         ======           ==========      ========      =====






See accompanying notes to the financial statements.

                         CYCLE COUNTRY ACCESSORIES CORP.
                              (a Nevada corporation)
                             (The Successor Company)

                             Statement of Cash Flows

     From the period from inception (August 15, 2001) to August 23, 2001


Cash flows from financing activities
  Proceeds from note payable                           $ 4,500,000
  Proceeds from issuance of common stock                       363
                                                      -------------
           Net cash provided by financing activities   $ 4,500,363


           Increase in cash                              4,500,363


  Cash - August 15, 2001                                       -
                                                      -------------

  Cash - August 23, 2001                               $ 4,500,363
                                                      =============


See accompanying notes to the financial statements.

                        CYCLE COUNTRY ACCESSORIES CORP.
                           (a Nevada Corporation)
                           (The Successor Company)

                         Notes to Financial Statements
                         _____________________________


(1)	Summary of Significant Accounting Policies
        __________________________________________

        (a)  Reporting Entity and Nature of Operations

             Cycle Country Accessories Corp. (the "Company") (a Nevada corporation) (the Successor Company) was incorporated in the state of Nevada on August 15, 2001 as a C corporation. The Company had no activities for the period from inception (August 15, 2001) to August 23, 2001 other than those activities related to the formation of the Company and acquiring debt financing (see Note 2).

        (b)  Use of Estimates

             The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        (c)  Income Taxes

             The Company accounts for income taxes utilizing the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date.

        (d)  Earnings Per Share

             Basic earnings per share is calculated by dividing net income by the weighted-average common shares outstanding during the reporting period. Diluted earnings per share is computed in a manner consistent with that of basic earnings per share while giving effect to all potentially dilutive common shares outstanding during the reporting period. There were no potentially dilutive common shares outstanding during the period from inception (August 15, 2001) to August 23, 2001.

                        CYCLE COUNTRY ACCESSORIES CORP.
                           (a Nevada Corporation)
                           (The Successor Company)

                         Notes to Financial Statements
                         _____________________________


(1)	Summary of Significant Accounting Policies, Continued
        _____________________________________________________

        (e)  Fair Value of Financial Instruments

             The carrying amount of cash approximates fair value because of its short maturity. The fair value of the note payable is assumed to approximate the recorded value because there have not been any significant changes in specific circumstances since the note payable was originally recorded.


(2)	Note Payable
        ____________

	On August 21, 2001, under the terms of a secured credit agreement, the Company and the Predecessor Company (see Note 4) entered into a note payable for $4,500,000 (the "Note") with a commercial lender. The proceeds from the Note were received by the Company on August 23, 2001. The Note is collateralized by all of the Companies' assets, is payable in monthly installments from September 2001 until July 2006, which includes principal and interest at prime + 0.75% (7.25% at August 23, 2001), with a final payment upon maturity on July 25, 2006. The monthly payment is $90,115 and is applied to interest first based on the interest rate in effect, with the balance applied to principal. The interest rate is adjusted daily. Additionally, any proceeds from the sale of stock received from the exercise of warrants (see Note 3) shall be applied to any outstanding balance on the $4,500,000 note payable.
        At August 23, 2001, $4,500,000 was outstanding on the Note.

        Under the terms of the secured credit agreement noted above, the Company and the Predecessor Company have a Line of Credit for the lesser of $500,000 or 80% of eligible accounts receivable and 35% of eligible inventory. The Line of Credit bears interest at prime plus 1.25% (7.75% at August 23, 2001) and is collateralized by all of the Companies' assets. The Line of Credit matures on August
        25, 2002. There are no outstanding borrowings under the Line of Credit at August 23, 2001.

                        CYCLE COUNTRY ACCESSORIES CORP.
                           (a Nevada Corporation)
                           (The Successor Company)

                         Notes to Financial Statements
                         _____________________________


(2)	Note Payable, Continued
        _______________________

        In addition, the secured credit agreement contains conditions and covenants that prevent or restrict the Company from engaging in certain transactions without the consent of the lender and require the Company to maintain certain financial ratios, including a term dept coverage and maximum leverage. In addition, the Company is required to maintain a minimum working capital.

        Future maturities of long-term debt subsequent to August 23, 2001 are as follows:

             Year ending September 30,
             _________________________

                       2001                $    60,564
                       2002                    784,976
                       2003                    843,994
                       2004                    906,944
                       2005                    975,639
                    Thereafter                 927,883
                    Thereafter             --------------
                                           $ 4,500,000
                                           ==============



(3)     Stockholders' Equity
        ____________________

        (a)  Common Stock

             The Company has 100,000,000 shares of $0.0001 par value common stock authorized and 3,625,000 shares issued and outstanding at August 23, 2001. Of the 3,625,000 shares of common stock outstanding, 2,000,000 of these shares of common stock have warrants attached which entitles the holder to purchase one share of common stock per warrant beginning 120 days following the effectiveness of a registration statement (see Note 5) and ending August 21, 2004 at an exercise price of $4. The Company has the right, under certain circumstances, to redeem any unexercised warrants at $0.0001 per share. No value has been ascribed to the warrants since the proceeds from the sale of the 3,625,000 shares of common stock amounted to $363 and any ascribed value would not be material.

                        CYCLE COUNTRY ACCESSORIES CORP.
                           (a Nevada Corporation)
                           (The Successor Company)

                         Notes to Financial Statements
                         _____________________________


(3)     Stockholders' Equity, continued
        ________________________________


        (b)  Preferred Stock

             The Company has 20,000,000 shares of $0.0001 par value preferred stock authorized and no shares issued and outstanding at August 23, 2001. The Board of Directors is authorized to adopt resolutions providing for the issuance of preferred shares and the establishment of preferences and rights pertaining to the shares being issued, including the dividend rates.

             In the event of any dissolution or liquidation of the Company, whether voluntary or involuntary, the holders of shares of preferred stock shall be paid the full amountsof which they shall be entitled to receive before any holders of common stock shall be entitled to receive, pro rata, any remaining assets of the Company available for distribution to its shareholders.





(4)     Commitment

	On August 21, 2001, the Company entered into an agreement to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) for $4,500,000 in cash and 1,375,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company). Since both the Company and Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) are under common control by virtue of majority ownership and common management by the same three individuals, this transaction will be accounted for in a manner similar to a pooling of interests.


(4)     Subsequent Events (Unaudited)
        _____________________________


        On August 24, 2001, the transaction described in Note 4 was consummated and the $4,500,000 in cash and 1,375,000 shares of common stock of the Company were exchanged for all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company.)

	On August 28, 2001, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission.

                  Unaudited Pro Forma Financial Information
                  _________________________________________

The following Unaudited Pro Forma Balance Sheet as of June 30, 2001 and the Unaudited Pro Forma Statements of Income for the year ended September 30, 2000 and the nine months ended June 30, 2001 give effect to (1) the acquisition of Cycle Country Accessories Corp.'s (an Iowa corporation) (the Predecessor Company) operating facility, which consists of land and buildings with a fair value of $1,500,000, from certain stockholders. The consideration given is comprised of $300,000 in cash and 390,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company); and
(2) the purchase by Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company) of all the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor
Company) for $4,500,000 in cash and 1,375,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation) (the
Successor Company). A term note in the amount of $4,500,000 from a commercial lender was entered into by Cycle Country Accessories Corp.
(a Nevada corporation) (the Successor Company) to finance the purchase of all of the outstanding shares of Cycle Country Accessories Corp.
(an Iowa corporation) (the Predecessor Company). As a result of the purchase of all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) by
Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company), which is a C corporation, Cycle Country Accessories Corp.
(an Iowa corporation) (the Predecessor Company) converted from a S corporation to a C corporation.

The Unaudited Pro Forma Balance Sheet presents the pro forma consolidated financial position of Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company) and Cycle Country Accessories
Corp. (an Iowa corporation) (the Predecessor Company) as of June 30,
2001 assuming that the proposed transactions had occurred as of June
30, 2001. Such pro forma information is based upon the historical balance sheet data of Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) and Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company) as of that date.
The Unaudited Pro Forma Statement of Income gives effect to the proposed transactions for the year ended September 30, 2000 and for the nine months ended June 30, 2001 as if the transaction had been consummated on October 1, 1999.

The Unaudited Pro Forma Financial Information has been prepared by the Company based on the historical combined financial statements of Cycle Country Accessories Corp. and Affiliated Entity (an Iowa corporation) (the Predecessor Company) and Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company) included elsewhere in this registration statement. The Unaudited Pro Forma Financial Information is presented for illustrative purposes only and does not purport to indicate the results that would have been obtained if the transactions had occurred on the dates indicated or to project those that will be realized in the future. These Unaudited Pro Forma Financial Statements should be read in conjunction with the historical combined financial statements of Cycle Country Accessories Corp. and Affiliated Entity (an Iowa corporation) (the Predecessor Company) and Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company) included elsewhere in this registration statement.

          CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARY

                   Unaudited Pro Forma Balance Sheet

                            June 30, 2001

                                                                          Pro Forma
                                                                   --------------------------
                                                 Cycle Country    Cycle Country                              Cycle Country
                                                 Accessories       Accessories                                Accessories
                                                   Corp.             Corp.            Land acquisition            Corp.,
                                                    and            (a Nevada             and stock          (a Nevada corporation)
                                                  Affiliated      Corporation)           purchase               (Sucessor)
             Assets                               Entity           (Successor)         adjustments             as adjusted
             ------                             -------------     --------------     -----------------      ----------------------

Current Assets:
    Cash and cash equivalents                    $   516,332      4,500,363              (300,000)  (A)       317,212
                                                                                       (4,500,000)  (B)
                                                                                          100,517   (C)

    Accounts receiveable - trade                     754,232            -                                     754,232
    Inventories                                    2,291,387            -                                   2,291,387
    Prepaid expenses and other                        56,881            -                                      56,881
                                                 ------------     ---------                                 ----------
      Total current assets                         3,618,832      4,500,363                                 3,419,712

    Investment in Cycle Country
     Accessories Corp. (Nevada)                        -                -               4,500,000  (B)        -
                                                                                       (4,500,000) (D)
    Property and equipment, net                    1,085,168            -               1,500,000  (A)      2,585,168


    Other assets                                     174,377            -                (100,517) (C)         73,860
                                                 ------------     ---------                                -----------
     Total assets                                $ 4,878,377      4,500,363                                 6,078,740
                                                 ============     =========                                ===========


     Liabilities and Stockholders' Equity
     ------------------------------------

Current liabilities;                             $   630,613            -                                     630,613
Long-term note payable                                 -          4,500,000                                 4,500,000
                                                 ------------     ---------                                -----------
     Total liabilities                               630,613      4,500,000                                 5,130,513



Stockholders' equity
  Preferred stock:
    Cycle Country Accessories Corp. (Nevada)             -              -                                         -
  Common Stock
    Cycle Country Accessories Corp. (Nevada)             -              363                                       363
    Cycle Country Accessories Corp. (Iowa)            25,600            -                 (25,600) (D)            -
  Additional paid-in capital                          14,116            -               1,200,000  (A)      1,200,000
                                                                                          (14,166) (D)

  Retained earnings (accumulated deficit)          4,208,048            -              (4,460,284) (D)       (252,236)
                                                 ------------     ---------                                -----------
     Total stockholders' equity                    4,247,764            363                                   948,127
                                                 ------------     ---------                                -----------
     Total liabilities and stockholders' equity  $ 4,878,377      4,500,363                                 6,078,740
                                                 ============     =========                                ===========



See Notes to Unaudited Pro Forma Balance Sheet on page F-37

   CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARY

     Unaudited Pro Forma Balance Sheet, Continued

                      June 30, 2001



Notes to Unaudited Pro Forma Balance Sheet:


 Acquisition of Land and Building
 --------------------------------
   (A) Acquisition of Cycle Country Accessories Corp.'s (an Iowa corporation) (the Predecessor Company) operating facility, which consists of land and buildings with a fair value of $1,500,000 for $300,000 in cash and 390,000 shares of common stock in Cycle Country Accessories Corp.
        (a Nevada corporation) (the Successor Company) from certain stockholders of Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company).

 Purchase of Cycle Country Accessories Corp.'s (an Iowa corporation) (the Predecessor Company) Common Stock
 ------------------------------------------------------------------------
   (B) Purchase of all the outstanding shares of common stock of Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) for $4,500,000 in cash and 1,375,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company). This transaction will be accounted for in a manner similar to a pooling of interests because both of the Companies were under common control by virtue of majority stock ownership and management beign controlled by the same three individuals.

   (C) Upon conversion to C corporation status, the Company will receive $100,517 from the U.S. Government. The S corporation tax deposit will no longer be required when the Company converts to C Corporation status.

   (D)  Elimination of the investment account in consolidation.

            CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARY

                    Unaudited Pro Forma Statement of Income

                     For the year ended September 30, 2000


                                                                                   Pro Forma
                                                                             --------------------------
                                                 Cycle Country
                                                 Accessories            Cycle Country                            Cycle Country
                                                 Corp. and               Accessories                            Accessories Corp.,
                                                 Affiliated                 Corp.           Land acquisition      (a Nevada
                                                 Entity (an              (a Nevada             and stock          corporation)
                                                 Iowa corporation)      corporation)           purchase           (Successor)
                                                  (Predecessor)         (Successor)          adjustments          as adjusted
                                                 -------------         ----------------     ----------------    -----------------


Net Sales                                        $12,675,699                   -                                      12,675,699
Freight income                                       103,772                   -                                         103,772
                                                 -------------         ----------------                         -----------------
     Total revenue                                12,779,471                   -                                      12,779,471

Cost of goods sold                                (9,138,162)                  -             (23,150) (A)             (8,924,912)
                                                 -------------         ----------------                         -----------------
                                                                                             236,400  (B)

     Gross profit                                  3,641,309                   -                                       3,854,559

Selling, general and administrative expenses      (2,646,331)                  -             (14,200) (A)             (2,545,081)
                                                 -------------         ----------------                         -----------------
                                                                                             115,400  (B)

     Income from operations                          994,978                   -                                       1,309,478

     Non-operating income, net                        25,798                   -            (311,400) (C)               (285,602)
                                                 -------------         ----------------                         -----------------
     Income before provision for income taxes      1,020,776                   -                                       1,023,876

Income tax provision                                     -                     -            (372,500) (D)               (378,700)
                                                 -------------         ----------------                         -----------------
        Net income                               $ 1,020,776                   -                                         645,176
                                                 =============         ================                         =================

Weighted average shares outstanding (E):
  Basic and diluted                                                                                                    3,625,000
                                                                                                                =================

Earnings per share (F):
  Basic and diluted                                                                                                    $    0.18
                                                                                                                =================


Notes to Unaudited Pro Forma Statement of Income

  Acquisition of Land and Building
  --------------------------------
    (A) Additional annual depreciation expense resulting from increased basis of building acquired of $1,120,000 (based on appraised value and as discussed in adjustment (A) on page F-37) based on estimated useful life of 30 years. Depreciation expense has been allocated between cost of sales and selling, general and administrative based on relative square footage occupied.

    (B) Elimination of operating lease expense as a result of the acquisition of the related land and buildings (operating facility) as discussed in adjustment (A) on page F-37. This adjustment is based on a monthly lease expense of $29,320 in connection with the current operating leases on the operating facility. Rent expense is allocated between cost of sales and selling, general and administrative expense based on relative square footage occupied.

  Stock Purchase of Cycle Country Accessories Corp. (an Iowa corporation)
  -----------------------------------------------------------------------
    (C) Annual interest charges on $4,500,000 of prime + 0.75% (7.5% at June 30, 2001) note payable obtained in connection with the stock purchase maturing on July 25, 2006. The note is payable in monthly installments over 60 months.

    (D) Required income tax provision due to conversion to C corporation status as a result of the purchase of Cycle Country Accessories Corp.'s (an Iowa corporation) (he Predecessor Company) by Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company) as discussed in adjustment B on page F-37.

Calculation of Earnings Per Share
---------------------------------

    (E) The 3,625,000 shares of common stock used in the calculation of basic and diluted earnings per share were issued in connection with the formation of Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company). The 390,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation)(the Successor Company) issued in connection with the acquisition of Cycle Country Accessories Corp.'s (an Iowa corporation)(the Predecessor company) operating facility from certain existing stockholders and the 1,375,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation)(the Successor Company) issued in connection with the acquisition of all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporaiton)(the Predecessor Company) are included in the 3,625,000 shares of common stock used in the calculation of basic and diluted earnings per share.

            CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARY

                    Unaudited Pro Forma Statement of Income

                  For the nine months ended September 30, 2000



                                                                                   Pro Forma
                                                                             --------------------------
                                                 Cycle Country
                                                 Accessories            Cycle Country                            Cycle Country
                                                 Corp. and               Accessories                            Accessories Corp.,
                                                 Affiliated                Corp.            Land acquisition      (a Nevada
                                                 Entity (an              (a Nevada            and stock           corporation)
                                                 Iowa corporation)       corporation)          purchase           (Successor)
                                                  (Predecessor)          (Successor)          adjustments         as adjusted
                                                 -----------------      --------------      --------------      ------------------


Net Sales                                        $ 9,915,477                   -                                    9,915,477
Freight income                                        88,959                   -                                       88,959
                                                 -------------          --------------                          ------------------
     Total revenue                                10,004,436                   -                                   10,004,436

Cost of goods sold                                (6,931,328)                  -              (17,350) (A)         (6,771,378)
                                                 -------------          --------------                          ------------------
                                                                                              177,300  (B)

     Gross profit                                  3,073,108                   -                                    3,233,058

Selling, general and administrative expenses      (2,132,002)                  -              (10,650) (A)         (2,056,052)
                                                 -------------          --------------                          ------------------
                                                                                               86,600  (B)

     Income from operations                          941,106                   -                                    1,177,006

     Non-operating income, net                        68,317                   -             (239,000) (C)           (170,683)
                                                 -------------          --------------                          ------------------
     Income before provision for income taxes      1,009,423                                                        1,006,323

Income tax provision                                     -                     -             (372,500) (D)           (372,500)
                                                 -------------          --------------                          ------------------
        Net income                               $ 1,009,423                   -                                      633,823
                                                 =============          ==============                          ==================

Weighted average shares outstanding (E):
  Basic and diluted                                                                                                 3,625,000
                                                                                                                ==================

Earnings per share (F):
  Basic and diluted                                                                                              $       0.18
                                                                                                                ==================


Notes to Unaudited Pro Forma Statement of Income

  Acquisition of Land and Building
  --------------------------------
    (A) Additional annual depreciation expense resulting from increased basis of building acquired of $1,120,000 (based on appraised value and as discussed in adjustment (A) on page F-37) based on estimated useful life of 30 years. Depreciation expense has been allocated between cost of sales and selling, general and administrative based on relative square footage occupied.

    (B) Elimination of operating lease expense as a result of the acquisition of the related land and buildings (operating facility) as discussed in adjustment (A) on page F-37. This adjustment is based on a monthly lease expense of $29,320 in connection with the current operating leases on the operating facility. Rent expense is allocated between cost of sales and selling, general and administrative expense based on relative square footage occupied.

  Stock Purchase of Cycle Country Accessories Corp. (an Iowa corporation)
  -----------------------------------------------------------------------
    (C) Annual interest charges on $4,500,000 of prime + 0.75% (7.5% at June 30, 2001) note payable obtained in connection with the stock purchase maturing on July 25, 2006. The note is payable in monthly installments over 60 months.

    (D) Required income tax provision due to conversion to C corporation status as a result of the purchase of Cycle Country Accessories Corp.'s (an Iowa corporation) (he Predecessor Company) by Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company) as discussed in adjustment B on page F-37.

Calculation of Earnings Per Share
---------------------------------

    (E) The 3,625,000 shares of common stock used in the calculation of basic and diluted earnings per share were issued in connection with the formation of Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company). The 390,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation)(the Successor Company) issued in connection with the acquisition of Cycle Country Accessories Corp.'s (an Iowa corporation)(the Predecessor company) operating facility from certain existing stockholders and the 1,375,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation)(the Successor Company) issued in connection with the acquisition of all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporaiton)(the Predecessor Company) are included in the 3,625,000 shares of common stock used in the calculation of basic and diluted earnings per share.

No dealer, salesman or other
person is authorized to give any
information or to make any
representations not contained in
this prospectus in connection with
the offer made hereby, and, if
given or made, such information or
representations must not be relied
upon as having been authorized by
Cycle Country.  This prospectus
does not constitute an offer to
sell or a solicitation to an offer
to buy the securities offered
hereby to any person in any state
or other jurisdiction in which such
offer or solicitation would be
unlawful.  Neither the delivery of
this Prospectus nor any sale made
hereunder shall, under any
circumstances, create any
implication that the information
contained herein is correct as of
any time subsequent to the date
hereof.

Until ________ __, 2002 (90 days
after the date of this prospectus)
all dealers that effect transactions
in these securities, whether or not
participating in this offering, may
be required to deliver a prospectus.
This is in addition to the dealer's
obligation to deliver a prospectus
when acting as underwriters and with
respect to their unsold allotments
or subscriptions.






	TABLE OF CONTENTS
                                      Page


Prospectus Summary....................   3    Cycle Country Accessories Corp.
The Offering..........................   4
Summary Financial Data................   6
Risk Factors..........................   7
Use of Proceeds.......................  11
Determination of Offering Price.......  11
Dividend Policy.......................  11               5,625,000 SHARES
Dilution..............................  12
Management's Discussion and Analysis..  13
Business..............................  18
Management............................  26
Principal Shareholders................  29
Selling Shareholders..................  30
Certain Transactions..................  33
Description of Securities.............  34                   ----------
Indemnification.......................  36                   PROSPECTUS
Plan of Distribution..................  37                   ----------
Legal Matters.........................  38
Experts...............................  38
Where You Can Find More
Information...........................  39
Financial Statements.................. F-1
-------------------------------------------




                                   November 15, 2001

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    We estimate that expenses in connection with this registration statement will be as follows:

SEC registration fee                  $  7,031
Legal fees and expenses               $ 75,000
Accounting fees and expenses          $ 56,000
Miscellaneous                         $  5,000

Total                                 $143,031


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    The following information is furnished with regard to all securities sold by Cycle Country Accessories Corp. within the past three years that were not registered under the Securities Act. The issuances described hereunder were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering.

Date           Name                      # of Shares            Total Price
----           ----                      -----------            -----------

10/1/1999     Ronald Hickman                 152                   $54,178
10/1/1998     Ronald Hickman                 152                   $54,178


                                ITEM 27. EXHIBITS

Exhibit Number		Description
--------------          -----------

3.1                     Articles of Incorporation of Cycle Country
                        Accessories Corp.

3.2                     Bylaws of Cycle Country Accessories Corp.

4.1                     Specimen certificate of the Common Stock of Cycle
                        Country Accessories Corp.

4.2                     Specimen certificate of the Warrants of Cycle
                        Country Accessories Corp.

5.1 Opinion of Law Office of L. Van Stillman, P.A. as to legality of securities being registered

10.1 Stock Purchase Redemption Agreement entered into on August 21, 2001 by and between Cycle Country Accessories Corporation (an Iowa Corporation), the holders and record owners of all of the outstanding shares of Cycle Country Accessories Corporation
                        (an Iowa Corporation) and Cycle Country Accessories Corp. (a Nevada Corporation) and parent of Cycle Country Accessories Corporation (an Iowa Corporation).

10.2 Secured Credit Agreement by and between Cycle Country Accessories Corp. (a Nevada Corporation) and Cycle Country Accessories Corporation (an Iowa Corporation) as Borrowers and Bank Midwest, Minnesota Iowa, N.A. as Lender dated as of August 21, 2001.

10.3                    Employment Agreement with Ronald Hickman

10.4                    Employment Agreement with Jim Danbom

10.5                    Lease of Business Property entered into November
                        21, 1985 between Double J Building and Cycle Country Accessories Corporation (an Iowa corporation).

10.6 Lease of Business Property entered into August 1, 1994 between Double J Building and Okoboji Industries.

10.7                    Cycle Country Accessories Corp. Pension and Profit
                        Sharing Plan

10.8                    Promissory Note dated July 24, 2000 with Landmark
                        Leasing

10.9                    Promissory Note dated May 30, 1996 with Okoboji
                        Industries

10.10                   Promissory Note dated August 7, 1995 with Okoboji
                        Industries

23.1                    Consent of Tedder, James, Worden & Associates, P.A.
                        regarding Cycle Country Accessories Corp. (an Iowa corporation)(the Predecessor Company)

23.2                    Consent of L. Van Stillman (included in Exhibit 5.1)

23.3                    Consent of Tedder, James, Worden & Associates, P.A.
                        regarding Cycle Country Accessories Corp. (a Nevada corporation)(the Successor Company)



                           ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

The Company hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
           i. Include any prospectus required by Section 10(a)(3) of the Securities Act;
           ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.
           iii. Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised by the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milford state of Iowa, on November 14, 2001.

					CYCLE COUNTRY ACCESSORIES CORP.

                                        By:     /s/ Ron Hickman
                                                ----------------
                                                Ron Hickman
                                                Principal Executive Officer,
                                                President and Director


    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 14, 2001.


By:     /s/ Ron Hickman                     Principal Executive Officer,
        ---------------                     President and Director
	Ron Hickman

By:     /s/ Marie Matthiesen                Treasurer, Principal Financial
        --------------------                Officer and Principal Accounting
        Marie Matthiesen                    Officer

By:     /s/ Richard Wagner                  Director
        ------------------
	Richard Wagner

By:     /s/ Jim Danbom                      Director
        --------------
	Jim Danbom

By:     /s/ L.G. Hancher Jr.                Director
        --------------------
	L.G. Hancher Jr.

By:     /s/ Richard J. Groeneweg            Director
        ------------------------
	Richard J. Groeneweg